UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

––––––––––––––––––––––––––––––––––

SCHEDULE 14A

__________________________________

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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NI HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––––
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1101 First Avenue North
Fargo, ND 58102

April 8, 2026

Dear Shareholders:

Please join us for the NI Holdings, Inc. 2026 Annual Meeting of Shareholders on Tuesday, May 19, 2026, at 10:00 a.m. (Central Daylight Time) at the Radisson Blu, 201 5th St N, Fargo, ND 58102.

Attached to this letter is a Notice of Annual Meeting of Shareholders and a Proxy Statement, which describes the business to be conducted at the meeting. At this year’s meeting, you will be asked to:

1.     Elect eight members of the Board of Directors to serve until the 2027 Annual Meeting of Shareholders;

2.     Ratify the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

3.     Vote on an advisory resolution to approve the compensation of our named executive officers; and

4.     Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the in-person Annual Meeting, you are encouraged to vote by proxy in advance of the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing a paper proxy card and returning it by mail.

Thank you for your continued support of NI Holdings, Inc.

Sincerely,

/s/ Eric K. Aasmundstad
Eric K. Aasmundstad Chair of the Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors (the “Board”) of NI Holdings, Inc. (the “Company”, “NI Holdings”, “we”, “us”, or “our”) is soliciting the enclosed proxy for use at its 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”).

Date and Time	May 19, 2026 10:00 a.m. (Central Daylight Time)
Place	The Radisson Blu 201 5th St N Fargo, ND 58102
Record Date	You may vote at the 2026 Annual Meeting if you were a shareholder of record at the close of business on March 31, 2026

See the “General Information About the Meeting” section of this Proxy Statement for directions to the 2026 Annual Meeting.

This Notice of Annual Meeting of Shareholders (the “Notice”) and the accompanying proxy statement (the “Proxy Statement”) are being distributed or made available, as the case may be, on or about April 8, 2026, to all shareholders of record on our books at the close of business on March 31, 2026, the record date for the 2026 Annual Meeting (the “Record Date”).

Proposals		Board Vote Recommendation
1.	Election of Eight Director Nominees Named in the Proxy Statement.	FOR each director nominee
2.	Ratification of Appointment of Forvis Mazars, LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026.	FOR
3.	Advisory Vote to Approve the Compensation of our Named Executive Officers.	FOR

Voting Methods

If you are a shareholder of record, to ensure your shares are voted, you may vote your shares by proxy on the Internet, by telephone, or by completing a paper proxy card and returning it by mail. Internet and telephone voting procedures are described in the “General Information About the Meeting” section of this Proxy Statement and on the proxy card.

Internet	Visit www.investorvote.com/NODK (have your Notice or proxy card in hand when you access the website).
Telephone	Call toll-free 1-800-652-8683 (have your Notice or proxy card in hand when you call).
Mail	Vote by mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided.
In person	You may attend the 2026 Annual Meeting in person. Proof of identification is required.

If your shares are held in “street name,” meaning that they are held for your account by a broker, bank, or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

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Copies of Proxy Materials

Copies of this Proxy Statement and the form of proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) are available without charge. To order a copy of the proxy materials and select a future delivery preference, see directions below. Please note that you must use the number in the shaded bar on the reverse side of the proxy card when requesting a set of proxy materials.

Internet

Visit www.investorvote.com/NODK. Click “Cast Your Vote or Request Materials.” Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

Telephone

Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

Email

Send an email to investorvote@computershare.com with “Proxy Materials NI Holdings Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reserve, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by May 6, 2026.

Proposal 1: Election of Directors

We have eight directors nominated for election to serve until the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”) or until their respective successors have been elected and qualified. Six current directors have been nominated to continue to serve as directors and have agreed to stand for re-election at the 2026 Annual Meeting and two new director nominees have been nominated to serve as directors and have agreed to stand for election at the 2026 Annual Meeting. Duaine C. Espegard previously advised our Board that he will not stand for re-election at the 2026 Annual Meeting. Mr. Espegard’s term will end at the 2026 annual meeting. Currently, the authorized number of directors is seven, and will be increased to eight concurrently with the election of Mr. Kaldor and Ms. Thomas to the Board.

The following biographies summarize the director nominees’ tenure on the NI Holdings Board, history with the Company, business experience, other board positions held, and the experience and skills that led the Board to conclude that they should serve as directors.

Current Directors

Eric K. Aasmundstad.    Mr. Aasmundstad, age 67, has been a director since 1997 when he joined the Board of Directors of Nodak Mutual Insurance Company. He currently serves as Chairperson of the Nodak Mutual Group, Inc. Board of Directors, as well as Chairperson of the Board of Directors of Nodak Insurance Company. Mr. Aasmundstad has served as Chairperson on the Board of NI Holdings, Inc. since its creation in March 2017.

Prior to the conversion of the mutual insurance company to a stock company and the creation of the mutual holding company, Mr. Aasmundstad served on the Board of Directors of Nodak Mutual Insurance Company from 1997 to 2017 and held the position of President of Nodak Mutual Insurance Company from 2008 to 2017.

A graduate of North Dakota State University with a degree in engineering, Mr. Aasmundstad is a retired farmer and businessman. He previously farmed approximately 4,000 acres, operated a custom harvesting business, and owned a metalworking business.

Mr. Aasmundstad served as President of the North Dakota Farm Bureau from 1999 through 2011. During his tenure as President of the North Dakota Farm Bureau, Mr. Aasmundstad served on the Board of Directors of American Agricultural Insurance Company, Inc., which provides reinsurance to Farm Bureau insurance companies and other independent insurers. Mr. Aasmundstad also served as a director for Farm Bureau Life Insurance Company (headquartered in Des Moines, Iowa) and American Farm Bureau Insurance Services.

We believe that Mr. Aasmundstad’s experience as a director of Nodak Mutual Insurance Company, his experience as a full-time farmer as well as a successful independent businessman, and his experience as a past director of American Agricultural Insurance Company, Inc. qualify him to serve as an independent, non-executive director.

Cindy L. Launer.    Ms. Launer, age 54, became the President and Chief Executive Officer of NI Holdings, Inc., as well as Nodak Mutual Group, Inc., on October 10, 2025. Ms. Launer is also President and Chief Executive Officer of Nodak Insurance Company, American West Insurance Company, Battle Creek Insurance Company, Direct Auto Insurance Company, Primero Insurance Company, and Tri-State, LTD. She has served on the Board of NI Holdings, Inc. since her appointment in November 2019. Ms. Launer serves on the Board of Directors of Nodak Mutal Group, Inc., Nodak Insurance Company, American West Insurance Company, Battle Creek Insurance Company, Direct Auto Insurance Company, Primero Insurance Company, and Tri-State. Ltd. Prior to her appointment to Chief Executive Officer, Ms. Launer served as Chair of the Compensation Committee.

Ms. Launer was employed by American International Group (“AIG”) from April 2007 until her retirement in June 2018. At AIG, she served in various roles including financial planning and analysis, capital projects, financial communications, Chief of Staff to the CEO, and finally Chief Operating Officer of the AIG commercial insurance business. Prior to joining AIG, she held progressive audit, finance, investor relations, and chief of staff roles at MetLife and Deloitte & Touche LLP.

Ms. Launer graduated from Florida Southern College with a Bachelor of Science degree in Finance and Marketing and earned her Bachelor of Science degree in Accounting from International College.

We believe that Ms. Launer’s extensive experience in the insurance industry qualifies her to serve as a director.

William R. Devlin.    Mr. Devlin, age 78, has been a director since 2003 when he joined the Board of Directors of Nodak Mutual Insurance Company. He currently serves as Vice Chairperson of Nodak Mutual Group, Inc. Mr. Devlin has served on the Board of NI Holdings, Inc. since its creation in March 2017 and currently serves as Chairperson of the Nominating and Governance Committee. Mr. Devlin also serves on the Board of Directors of Nodak Insurance Company. Mr. Devlin is also Chair of the Nominating and Corporate Governance Committee.

Prior to the conversion of the mutual insurance company to a stock company and the creation of the mutual holding company, Mr. Devlin served on the Board of Directors of Nodak Mutual Insurance Company from 2003 to 2017 and held the position of Vice President from 2008 to 2017.

Mr. Devlin served as a state legislator in the North Dakota House of Representatives, including a term as Speaker. Mr. Devlin was in public service for 36 years, with 13 years as Steele County Commissioner and 23 years as a North Dakota state legislator. During those years of public service, Mr. Devlin served as chairman and vice-chairman of legislative committees at the state and national levels.

Mr. Devlin has extensive private business experience in the printing and publishing areas. Mr. Devlin has been Chief Executive Officer of three family-owned newspaper corporations in North Dakota and Minnesota for over thirty years. Mr. Devlin has served as state president of the North Dakota Newspaper Association and the Society of Professional Journalists and was a board member of the North Dakota Newspaper Foundation.

We believe that Mr. Devlin’s experience as a state legislator and the Chief Executive Officer of a local newspaper provides him with insight into the markets served by NI Holdings, Inc. and qualifies him to serve as an independent, non-executive director.

Prakash Mathew.    Mr. Mathew, age 77, has served on the Board of NI Holdings, Inc. since his appointment in February 2023. Mr. Mathew serves on the Board of Directors of Nodak Insurance Company.

Mr. Mathew served as the Vice President for Student Affairs at North Dakota State University (“NDSU”) from 2006 to 2014 and retired after 38 years of service in student affairs at NDSU as well as at Mankato State University. He currently serves as Vice President Emeritus for Student Affairs. Upon his retirement in 2014, he served as the Interim Director of Athletics at NDSU.

Mr. Mathew served on the Board of Directors for Thrivent Financial, Northland Region, from 2014 to 2023. He served on the Board of Directors of the Fargo Public Library from 2000 to 2007, including President from 2006 to 2007. Until recently, he served in the Cass County Jail chaplaincy program and he is currently serving on the Renaissance Zone Authority for the city of Fargo.

Mr. Mathew graduated from the University of Allahabad, India, with a Bachelor of Science degree in Agriculture and Rural Sociology and earned a Master of Science in Education with Majors in Counseling and Guidance from NDSU. In 2023, Mr. Mathew was awarded an Honorary Doctorate of Humane Letters from North Dakota State University.

We believe that Mr. Mathew’s extensive experience in administration, business and financial management, and leadership within educational institutions and local community programs qualifies him to serve as an independent, non-executive director.

Jeffrey R. Missling.    Mr. Missling, age 55, has been a director since 2016 when he joined the Board of Directors of Nodak Mutual Insurance Company. He has served as the Executive Vice President and Chief Executive Officer of the North Dakota Farm Bureau since 2005.

Mr. Missling grew up on a diversified crop and livestock farm and has worked with farmers and ranchers his entire life, having been employed by agriculture-related entities such as Rhone Poulenc Ag Company, Cargill, the University of Minnesota Extension Service, and the Minnesota Farm Bureau Federation. Mr. Missling holds a bachelor’s degree in Agricultural Business Management from South Dakota State University and a master’s degree in International Management from the University of Maryland.

Mr. Missling is a past member of the Minneapolis Federal Reserve Bank’s Advisory Council on Agriculture.

We believe that Mr. Missling’s experience in providing services to the agricultural industry and his management experience qualifies him to serve as a non-executive director.

Dave Stende.    Mr. Stende, age 66, was appointed a director in March 2025 and currently serves as Chair of the Audit Committee.

Mr. Stende served as Chief Executive Officer and a member of the board of directors of Eide Bailly from 2013 until his retirement in April 2022. From 2006 to 2013, he served as Chief Operating Officer of Eide Bailly. Prior to serving as Chief Operating Officer, Mr. Stende was employed by Eide Bailly in various roles, including audit partner, from 1981 to 2006.

Mr. Stende graduated from the University of North Dakota with a bachelor’s degree in Business Administration and Accounting, and is a Certified Public Accountant.

We believe that Mr. Stende’s experience as a Certified Public Accountant at a top 20 public accounting firm and as an audit partner, as well as oversight responsibility of the firm’s public company practice, qualifies him as an Audit Committee financial expert and to serve as an independent, non-executive director.

New Director Nominees

Dana Kaldor.    Mr. Kaldor, age 50, has been nominated by the Board to be elected to serve beginning on the date of the 2026 Annual Meeting.

Mr. Kaldor has served as Chief Credit Officer of The Goose River Bank since 2014 and joined the organization in 2005. Mr. Kaldor is also owner and operator of a 1,750 acre barley, spring wheat, corn and soybean farm. Mr. Kaldor also serves as Clerk of the Norway township. Mr. Kaldor holds a bachelor’s degree in Agricultural Economics.

We believe that Mr. Kaldor’s extensive executive business and banking experience as well as his farming experience qualify him to serve as an independent director. Mr. Kaldor was recommended to the Board by Mr. Aasmundstad.

Callie Thomas.    Ms. Thomas, age 49, has been nominated by the Board to be elected to serve beginning on the date of the 2026 Annual Meeting.

Ms. Thomas has served as Chief of Staff of Zinnia, an insurance software development company, since April 2025. Ms. Thomas was Chief Administrative Officer of Joyn Insurance from October 2020 to April 2025 and served in numerous roles for AIG from 2005 to 2017. Ms. Thomas holds a bachelor’s degree in Finance and Economics.

We believe that Ms. Thomas’s extensive experience in the insurance industry qualifies her to serve as an independent director. Ms. Thomas was recommended to the Board by Ms. Launer.

Our Board recommends a vote FOR each of the director nominees listed herein.

Approval of Proposal 1 requires “FOR” votes from the holders of a plurality of the votes cast. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no contrary indication is made, proxies are to be voted “FOR” all nominees, or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy. Withhold votes and broker non-votes have no legal effect on the outcome.

Pursuant to our Bylaws, any nominee for director in an uncontested election who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote. The Nominating and Corporate Governance Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board on whether to accept or reject the offer. The Board shall act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board recommends a vote FOR this proposal 2.

The Audit Committee has appointed Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that management submit this appointment for ratification by our shareholders at the 2026 Annual Meeting. Although ratification is not required by North Dakota law or our Articles of Incorporation or our Bylaws, we have determined that it is good practice to request ratification of this selection by our shareholders. In the event that Forvis Mazars, LLP is not ratified by our shareholders, the Audit Committee will review its selection of Forvis Mazars, LLP as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Forvis Mazars, LLP are expected to be present at the 2026 Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

As a public company, the Company’s consolidated financial statements are required to be audited by an independent public accounting firm that is registered with the Public Company Accounting Oversight Board (“PCAOB”). At its 2024 Annual Meeting, the shareholders ratified the Audit Committee’s selection of Mazars USA LLP as the Company’s independent public accounting firm for the fiscal year ended December 31, 2024. In June 2024, Mazars USA LLP, the Company’s independent registered public accounting firm, entered into a transaction with FORVIS, LLP, whereby substantially all of the partners and employees of Mazars USA LLP joined FORVIS, LLP. As a result, on the effective date of June 1, 2024, FORVIS, LLP changed its name to Forvis Mazars, LLP and Mazars USA LLP resigned as the Company’s independent registered public accounting firm. The Audit Committee has appointed Forvis Mazars, LLP to serve as the Company’s independent registered public accounting firm effective June 1, 2024. With respect to the audits performed by Mazars USA LLP for each of the two years in the period ended December 31, 2023, the reports on the consolidated financial statements did not contain any adverse, or disclaimer of, opinion nor was their report qualified as to uncertainty, audit scope, or accounting principle. In addition, during these two preceding years, and the five months ended May 31, 2024, there were no disagreements between management and Mazars USA LLP, nor were there any reportable events (e.g., auditor communication about a lack of sufficient internal controls, inability of the auditor to rely on management’s representations, or a need for the auditor to expand the scope of its work significantly). The change in independent auditors was previously disclosed in our Current Report on Form 8-K filed with the SEC on June 5, 2024. A copy of Mazars USA LLP’s related letter, dated June 5, 2024, was included as an exhibit to such Form 8-K filing.

Rationale for Selection of Independent Registered Public Accounting Firm

In making its selection of Forvis Mazars, LLP as the independent registered public accounting firm to be recommended to the shareholders for ratification for the fiscal year ending December 31, 2026, the Audit Committee considered numerous factors. The following factors were among those considered.

Communication.    Forvis Mazars, LLP has maintained good lines of communication with the Audit Committee and management team. The Audit Committee met with representatives of Forvis Mazars, LLP eight times formally (with an opportunity for an executive session at each meeting), and communications between the lead partner and the Chair of the Audit Committee occurred as needed between meetings.

Staffing and Depth of Talent.    Forvis Mazars, LLP staff that have been assigned to the Company appear to have been adequately trained and familiar with the Company’s industry. There has been a reasonable level of staffing continuity. When turnover occurred, Forvis Mazars, LLP generally provided personnel that met our expectations for service delivery.

Adequate Technical Resources.    The accounting for the insurance industry is unique and Forvis Mazars, LLP personnel assigned to the Company appear to understand the technical accounting aspects of the insurance industry. In addition, the audit of an insurance company requires the use of experts, such as actuaries, income tax professionals, investment pricing resources, and business valuation experts, and Forvis Mazars, LLP has demonstrated that it has adequate resources in these areas.

Independence.    The independent registered public accountant is required to be independent within the standards of various regulatory authorities. Forvis Mazars, LLP has maintained its independence throughout its engagement as the Company’s independent registered public accounting firm. As shown in the table below, the Company did not use Forvis Mazars, LLP for non-audit services.

Familiarity.    The familiarity of an independent registered public accountant with an audit client can provide for efficiencies for both the independent registered public accounting firm and the Company. In addition to having a favorable impact on the level of fees, this familiarity can help to alleviate the level of disruption to Company staff caused by the audit. The Company has recently experienced a changing organizational structure, has taken on several business initiatives that stretch Company resources while providing opportunities to enhance shareholder value, and has made executive changes at the Chief Executive Officer and Chief Financial Officer positions. Changing independent registered public accounting firms would compound the disruption caused by these internal changes.

Quality Control Reviews.    Independent registered public accounting firms that perform audits of public companies are subject to oversight and inspection by the PCAOB. Certain results of the PCAOB inspections are made public and the Company will review these results with the independent registered public accountant. The last inspection for Forvis Mazars, LLP was the 2024 inspection of engagements generally for the year ended 2023. The 2024 inspection covered fourteen engagements, with ten of the engagements resulting in public findings. The Audit Committee has discussed these results with the Forvis Mazars, LLP engagement team. Forvis Mazars, LLP has assured the Audit Committee that it is giving due consideration to the results of the inspections. Forvis Mazars, LLP has discussed its planned remediation activities to address the issues identified and agreed to keep the Audit Committee apprised of its progress. Public accounting firms are also subject to peer reviews performed under the standards of the American Institute of Certified Public Accountants. The last peer review for the FORVIS, LLP firm was for the year ended May 31, 2023. The peer review resulted in a pass rating. The Audit Committee has considered the results of the PCAOB inspection and peer review discussed above and the responses of Forvis Mazars, LLP, and feels comfortable that Forvis Mazars, LLP will experience improved results in the future. The Audit Committee will continue to monitor this area.

Fees.    The Company has experienced reasonable levels of fee increases over the past several years, despite the pressures on the public accounting firms with respect to talent shortages and the related increase in starting salaries. Management and the Audit Committee feel comfortable that fees are reasonable.

Independent Registered Public Accounting Firm’s Fees

The following table presents fees for professional services rendered by Forvis Mazars, LLP for the audits of our annual financial statements and other services rendered during the fiscal years ended December 31, 2025, and 2024.

Fee Category	2025 ($)	2024 ($)
Audit Fees(1)	1,074,398	1,080,999
Audit-Related Fees(2)	57,750	54,180
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	1,132,148	1,135,179

____________

(1)      Audit Fees consist of fees and out-of-pocket expenses for professional services performed by Forvis Mazars, LLP for the audit of our annual financial statements and internal control over financial reporting, the review of interim consolidated financial statements, and related services normally provided in connection with regulatory filings.

(2)      Audit-Related Fees may consist of fees and out-of-pocket expenses billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The amounts include work performed by Forvis Mazars, LLP in connection with the audit of the NI Holdings, Inc. Employee Stock Ownership Plan and the Nodak Insurance Company 401(k) Profit Sharing Plan.

(3)      There were no fees incurred in 2025 or 2024.

(4)      There were no such fees incurred in 2025 or 2024.

The Audit Committee has considered the services listed above to be compatible with maintaining the independence of our independent registered public accounting firm.

Pre-Approval Policies and Procedures

Consistent with the requirements of the United States Securities and Exchange Commission (“SEC”) and the PCAOB regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established pre-approval policies and procedures for the engagement of the independent registered public accounting firm to render services to the Company. The Chair of the Audit Committee and any other member of the Audit Committee to whom authority has been delegated by the Audit Committee has the authority in between meetings to pre-approve any audit or non-audit services, including fees, to be performed by the independent registered public accounting firm, within certain limits and provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

All of the services performed by Forvis Mazars, LLP for the fiscal years 2025 and 2024 described above were pre-approved by the Audit Committee pursuant to our policy.

Our Board believes that it is in the best interests of our Company to approve the ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Accordingly, our Board recommends a vote “FOR” the approval of the ratification of our auditors.

Approval of Proposal 2 requires “FOR” votes from the holders of a majority in voting power of the shares present at the 2026 Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your broker may exercise discretionary authority, thereby avoiding a broker non-vote. Any broker non-votes will not be considered entitled to vote on this proposal, and therefore will not affect the outcome of Proposal 2, but abstentions will have the same effect as a vote against the proposal.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting processes on behalf of the Company’s Board. The Company’s management has the primary responsibility for the preparation of its consolidated financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The Audit Committee’s functions are more fully described in its charter, which is available on our website at www.niholdingsinc.com.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2025 with management and with Forvis Mazars, LLP, the Company’s independent registered public accounting firm which is responsible for expressing an opinion on the conformity of these consolidated financial statements with accounting principles generally accepted in the United States of America (“GAAP”). These discussions included the judgment of Forvis Mazars, LLP regarding the quality, not just the acceptability, of the Company’s accounting principles. In addition, the Audit Committee has discussed the other matters with Forvis Mazars, LLP that are required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, the rules of the Securities and Exchange Commission (the “SEC”), and other applicable regulations. The Audit Committee has also received and reviewed the written disclosures and the letter from Forvis Mazars, LLP required by the applicable requirements of the PCAOB and has discussed with Forvis Mazars, LLP their independence from the Company. A portion of the Audit Committee meetings are held with Forvis Mazars, LLP without management present.

In reliance on the review and discussions referenced above, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, filed by the Company with the SEC.

Audit Committee:
Dave Stende, Chair	Duaine C. Espegard
Prakash C. Mathew	Eric K. Aasmundstad

The foregoing report of the Audit Committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers

Our Board recommends a vote FOR this proposal 3.

Our philosophy is to maintain executive compensation policies and procedures consistent with our sound governance standards. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure consistency with our short-term and long-term goals, given the changing nature of our business and the market in which we compete for executive talent.

Our executive compensation program is intended to encourage and reward performance that is consistent with top-tier insurance organizations. As such, the compensation program for Named Executive Officers (“NEOs”) includes both short-term (defined as annual) and long-term (generally defined as three to five years) incentive programs that reward our NEOs for achievement of pre-established objectives. The compensation program is also designed to foster retention of key executives and enhance the alignment of executives’ interest with those of shareholders. Our compensation philosophy is to attract, retain, and motivate our NEOs and other senior leadership throughout the organization. The “Compensation Discussion and Analysis” section of this Proxy Statement provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of the program.

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in the Executive Compensation section of this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our shareholders the opportunity to express their views with respect to our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and our executive compensation philosophy, policies, and practices as described in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding to us. The say-on-pay vote will, however, provide information to us regarding shareholder sentiment about our executive compensation philosophy, policies, and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current year and beyond. Our Board believes that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, our Board recommends a vote “FOR” the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Approval of Proposal 3 requires “FOR” votes from the holders of a majority in voting power of the shares present at the 2026 Annual Meeting or represented by proxy thereat and entitled to vote on the proposal. Broker non-votes will not be considered entitled to vote on this proposal and therefore will not affect the outcome of Proposal 3, but abstentions will have the same effect as a vote against the proposal.

CORPORATE GOVERNANCE

The Board of NI Holdings, Inc. has adopted a framework of good corporate governance practices to provide guidance to the Board and management to pursue our strategic objectives for the benefit of our shareholders. This framework includes the role of our Board, director independence standards and selection considerations, Board structure and functions, and other governance policies. Our Board has adopted written charters for its standing committees (the Audit Committee, Compensation Committee, Investment Committee, and Nominating and Corporate Governance Committee). The Board reviews the corporate governance guidelines annually and recommends changes as warranted. The corporate governance guidelines and the committee charters are available on the Company’s website at www.niholdingsinc.com.

Our Board has adopted and is responsible for overseeing compliance with the Code of Ethics and Business Conduct that applies to all of our employees, officers, and directors, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics and Business Conduct for employees, executive officers, or directors. The Code of Ethics and Business Conduct is available on our website at www.niholdingsinc.com. Any waivers or amendments to the Code requiring disclosure will be disclosed on the website.

Board of Directors and its Committees

The current composition of the Board and its standing committees is presented below. All directors other than Mr. Espegard are up for election at the 2026 Annual Meeting and every year thereafter.

Name	Age at May 19, 2026	Director Since(1)	Audit Committee	Compensation Committee	Investment Committee	Nominating & Corporate Governance Committee	Independent?
Eric K. Aasmundstad Board Chair	67	1997	Member	Chair	—	Member	Yes
William R. Devlin	78	2003	—	Member	Member	Chair	Yes
Duaine C. Espegard	82	2003	Member	—	Chair	—	Yes
Cindy L. Launer President and CEO	54	2019	—	—	—	—	No
Prakash Mathew	77	2023	Member	—	Member	Member	Yes
Jeffrey R. Missling	55	2016	—	—	—	—	No
Dave L. Stende	66	2025	Chair, Financial Expert	Member	—	—	Yes

____________

(1)      Indicates the year first elected or appointed as a director of Nodak Mutual Insurance Company or NI Holdings, Inc.

Role of the Board and Management

The Company’s business is conducted by its executive officers and other employees, under the direction of the Chief Executive Officer and the oversight of the Board, to enhance the long-term value of the Company for its shareholders. The members of the Board are elected by the shareholders to oversee management and to ensure that the long-term interests of the Company and the shareholders are being served. Each director is expected to perform as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the Company. Both the Board and management recognize that the long-term interests of the Company and its shareholders are advanced by responsibly addressing the concerns of other interested parties, including employees, prospective employees, customers, agents, vendors, government representatives, the communities in which the Company operates, and the public at large.

Director Independence

The Nasdaq Listing Rules require a majority of a listed company’s Board of Directors to be comprised of independent directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

In order to determine which of our directors are independent, we have elected to utilize the standards for independence established under the Nasdaq listing standards.

Under these criteria, all directors and director nominees except Cindy L. Launer and Jeffery R. Missling are independent. Our bylaws require that our Audit, Nominating and Corporate Governance, and Compensation Committees include only independent directors.

Board Leadership Structure

Under our current circumstances, our Board currently believes that it is in the best interests of the Company and our shareholders to have a person other than our Chief Executive Officer serve as Chair of our Board. We believe that separating these roles currently provides the appropriate balance between strategy development, flow of information between management and the Board, and oversight of management. We also believe that this structure provides guidance for our Board, while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees, and other stakeholders. The Board has the discretion to modify this approach as circumstances change. Mr. Aasmundstad currently serves as Chair of our Board. The four standing committees of the Board are also chaired by independent non-employee directors.

Executive Sessions of Non-Employee Directors

The quarterly Board meetings and committee meetings are attended by members of the Board and the respective committees, as well as selected officers and employees of the Company. To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the non-employee, independent directors will meet in executive sessions without management directors or company management on a quarterly basis.

Board Access to Management

Non-employee directors have full and free access to any officer, manager, or employee of the Company in person, by email, or by telephone.

Shareholder Communications with our Board

Shareholders seeking to communicate with our Board must submit their written comments to our Corporate Secretary, NI Holdings, Inc., 1101 First Avenue North, Fargo, ND 58102. The Corporate Secretary will forward such communications to each member of our Board, except in cases where in the opinion of our Corporate Secretary, it would be inappropriate to send a particular shareholder communication to a specific director, in which cases such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Board Access to Independent Advisors

The Board and its committees have the authority any time to retain outside accounting, financial, compensation, recruiting, legal, or other advisors, and the Company will provide appropriate funding, as determined by the Board or any committee, to compensate such independent outside advisors, as well as to cover the ordinary administrative expenses incurred by the Board and its committees in carrying out its duties.

Compensation of the Board

The Compensation Committee has the responsibility for reviewing and approving compensation and benefits for non-employee directors. In discharging this responsibility, the committee considers the performance of the Company, shareholder returns, alignment of director interests with long term shareholder interests, the amount of time and work required of directors, the compensation paid to directors at other comparable companies, and the maintenance of director independence as well as the appearance of director independence. The committee monitors the possibility of any indirect forms of compensation to directors, including significant charitable contributions to organizations with which a director might be affiliated or by which a director might be compensated.

Board and Committees Evaluations

The Board annually considers conducting an evaluation to determine if it and its committees are functioning effectively. Likewise, each board committee annually considers conducting a self-evaluation to determine if it is functioning effectively.

Committees of the Board of Directors

Although we would qualify as a “controlled company” under the Nasdaq Listing Rules because Nodak Mutual Group, Inc. owns over 50% of our outstanding common stock, we do not intend to rely on the exemptions from certain of the corporate governance rules for Nasdaq listed companies. Our Board has established an Audit Committee, a Compensation Committee, an Investment Committee, and a Nominating and Corporate Governance Committee. Each of our standing committees has a charter providing for the responsibilities and authority of such committee. The responsibilities of each of these committees are described below. Copies of the charters of these committees are available on the Company website www.niholdingsinc.com.

Our Board may establish other ad hoc committees to facilitate the management of our business. For example, the Board previously formed an ad hoc Strategic Planning Committee to assist the Board and management in planning and facilitating the development of the Company’s long-term strategic plan.

Standing Committees

Audit Committee

The Audit Committee is responsible for overseeing management’s conduct over internal control and financial reporting, the engagement of independent accountants, and the Company’s internal audit and risk management functions. In addition, the Audit Committee:

a)      is responsible for the selection, retention, oversight, and termination of our independent registered public accounting firm;

b)      approves the non-audit services provided by our independent registered public accounting firm;

c)      reviews the results and scope of the audit and other services provided by our independent registered public accounting firm;

d)      approves the cost of the annual audits;

e)      establishes procedures to facilitate the receipt, retention, and treatment of complaints received from third parties regarding accounting, internal accounting controls, or auditing matters;

f)      establishes procedures to facilitate the receipt, retention, and treatment of confidential, anonymous submissions of concerns regarding questionable accounting or auditing matters by Company employees;

g)      reviews and approves all related party transactions raising potential conflicts of interest;

h)      reviews with management and our independent registered public accounting firm the quarterly and annual consolidated financial statements which are filed with the SEC and which are subject to oversight by the PCAOB, and the results of the corresponding reviews and audit;

i)       reviews with management and our independent auditor the annual audits of our statutory-basis financial statements and benefit plans, which are subject to standards of the American Institute of Certified Public Accountants;

j)       reviews with management and our independent registered public accounting firm the adequacy of our system of internal control over financial reporting, including its effectiveness at achieving compliance with any applicable laws or regulations;

k)      reviews with management and our independent registered public accounting firm the significant recommendations made by our independent registered public accounting firm with respect to changes in accounting procedures and internal control over financial reporting;

l)       evaluates the need for an internal audit function within the Company;

m)     reviews with management and our independent registered public accounting firm the Company’s risk exposures, and assesses the policies and processes which management has implemented to monitor and control such exposures as part of the Enterprise Risk Management process; and

n)      reports to the Board on the results of its reviews and makes such recommendations as it may deem appropriate.

Our Board has determined that Mr. Stende is considered an “audit committee financial expert” within the meaning of SEC regulations. Under the independence criteria utilized by the Nasdaq Listing Rules, the Audit Committee members must meet additional criteria to be deemed independent. An Audit Committee member may not, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Boards’ committee (i) accept directly or indirectly any consulting, advisory, or other compensatory fee from NI Holdings, Inc. other than the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with NI Holdings, Inc. (provided such compensation is not contingent in any way on continued service); or (ii) be an affiliated person of NI Holdings, Inc. as defined in Exchange Act Rule 10A-3(e)(1). All of the directors on the Audit Committee are independent under these criteria.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of the Company’s directors and executive officers. In addition, the Compensation Committee:

a)      establishes and reviews the overall compensation philosophy of the Company;

b)      reviews and recommends corporate goals and objectives relevant to NEO compensation, including annual performance objectives;

c)      reviews, evaluates, and recommends the compensation and benefit plans and policies of Company employees, including its executive officers;

d)      reviews, evaluates, and recommends the compensation for our directors;

e)      recommends grants of stock options and restricted stock awards to employees, executive officers, and directors under our approved Stock and Incentive Plan; and

f)      reports to the Board on the results of its reviews and makes such recommendations regarding these matters.

All of the directors on the Compensation Committee are independent under the criteria established under the Nasdaq listing standards. The Compensation Committee is currently chaired by Mr. Aasmundstad.

Investment Committee

The Investment Committee is responsible for assisting the Board in monitoring the Company’s investments and reinsurance programs. In addition, the Investment Committee:

a)      reviews with senior management the reinsurance structure of the Company;

b)      reviews and approves the investment policy for the Company and approves quarterly and annual investment activity specifically for the holding company; and

c)      with the assistance of senior management, hires and/or terminates investment advisors.

All of the directors on the Investment Committee are independent as defined under the Nasdaq listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and overseeing corporate governance of the Company. In addition, the Nominating and Corporate Governance Committee:

a)      develops and recommends a set of corporate governance principles applicable to the Company;

b)      produces a Code of Ethics and submits it for Board approval, and periodically reviews the Code of Ethics for necessary revisions;

c)      oversees the periodic evaluation of the Board and its committees;

d)      identifies suitable candidates for Board membership, and in such capacity considers any nominees recommended by shareholders;

e)      proposes to the Board a slate of directors for election by the shareholders at each annual meeting of shareholders; and

f)      proposes candidates to fill vacancies on the Board based on qualifications it determines to be appropriate.

All of the directors on the Nominating and Corporate Governance Committee are independent as defined under the Nasdaq listing standards.

Board and Committee Meetings and Attendance

Our Board is responsible for the oversight of our Company’s management and strategy and for establishing corporate policies. The Board and its committees typically meet quarterly, with additional meetings as necessary, to review and discuss the performance of the Company, the Company’s plans and initiatives, and any immediate issues facing the Company. Directors are expected to attend all Board meetings and committee meetings to which they belong, with only occasional absences.

In addition to its general oversight of management, the Board also performs a number of specific functions, including:

a)      selecting, evaluating, and compensating the Chief Executive Officer and overseeing succession planning for the Chief Executive Officer;

b)      providing counsel and oversight on the selection, evaluation, development, and compensation of executive officers;

c)      reviewing, monitoring, providing counsel, and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

d)      assessing major risks facing the Company and reviewing options for their mitigation; and

e)      ensuring processes are in place for maintaining the integrity of the Company through (i) its financial statements, (ii) compliance with law and ethics, (iii) relationships with customers, vendors, and agents, and (iv) relationships with other interested parties.

During 2025, our Board met 18 times, the Audit Committee met eight times, the Compensation Committee met six times, the Investment Committee met five times and the Nominating and Corporate Governance Committee met six times. During 2025, each of our directors attended at least 96% of the aggregate number of meetings of our Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.

Our Board has a policy of encouraging director attendance at our annual meeting of shareholders, but attendance is not mandatory. The 2025 annual meeting of shareholders (the “2025 Annual Meeting”) was attended by all eight directors serving at the time.

Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Audit Committee has the primary responsibility to monitor and assess strategic risk exposures and oversee the Company’s Enterprise Risk Management activities and provide regular reports to the Board. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including adopting guidelines and policies to govern the process by which risk assessment and management is undertaken. Management provides quarterly updates on Enterprise Risk Management to the Audit Committee, including information on Information Technology security, audits, and cyber analytics. For further details on cybersecurity oversight, please see Item 1C. Cybersecurity in the Company’s Form 10K for the fiscal year ended December 31, 2025. The Audit Committee also monitors compliance with legal and regulatory requirements.

Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Investment Committee monitors risks associated with the Company’s investment portfolio and reinsurance programs, which may include market risk, credit risk, liquidity risk, and risks related to reinsurance arrangements.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other securities which are derivatives of our common stock. Executive officers, directors, and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all such reports they file. Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2025 except for the following Form 4 filings, which were filed late due to an administrative error:

Name	Transaction	Date of Transaction	Date Filed
Cindy Launer	Grant of restricted stock units	December 1, 2025	January 14, 2026
Matthew J. Maki	Shares withheld to satisfy withholding obligations	December 1, 2025	January 14, 2026
Matthew J. Maki	Shares withheld to satisfy withholding obligations	January 2, 2026	January 14, 2026

Insider Trading Policy

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted an Insider Trading Policy governing transactions in our securities by our directors, employees, contractors, consultants, and other personnel providing services to us, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and Nasdaq listing standards. While the Company has not adopted a formal policy governing insider trading restrictions on the Company itself, as a matter of practice the Company generally observes the same procedures and restrictions, including considering the potential existence of material non-public information, with respect to transactions by the Company in its securities, including repurchases of common stock.

Environmental, Social, and Governance

We are committed to addressing the environmental, social, and governance (“ESG”) issues facing today’s society, and pursue various initiatives around these matters. These initiatives include evaluating investment recommendations using ESG considerations, promoting health and safety issues with our employees, adopting additional work-at-home options to reduce greenhouse gas emissions, upgrading our offices and business practices to reduce our environmental impacts, and continuing our commitments to community involvement and educational organizations through employee volunteerism and corporate sponsorships.

Nominations to the Board of Directors

Our Nominating and Corporate Governance Committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to our Board’s ability to work as a collective body, while providing us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, our Nominating and Corporate Governance Committee recommends to our Board the re-nomination of incumbent directors for election who continue to satisfy our Nominating and Corporate Governance Committee’s criteria for membership on our Board, whom our Nominating and Corporate Governance Committee believes continue to make important contributions to our Board, and who consent to continue their service on our Board. Consistent with this policy, in considering candidates for election at our annual meeting of shareholders, the Nominating and Corporate Governance Committee will first determine which incumbent directors provide their consent to continue their service on our Board. If our Nominating and Corporate Governance Committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of our Board as a whole and why in our Nominating and Corporate Governance Committee’s view the incumbent should not be re-nominated, the Nominating and Corporate Governance Committee will, absent special circumstances, propose the incumbent director for nomination by our Board for re-election at our annual meeting of shareholders.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies a new nominee that meets the criteria below. The Nominating and Corporate Governance Committee may, in its sole discretion, solicit recommendations for nominees from persons that the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates. These persons may include members of our Board, including members of the Nominating and Corporate Governance Committee, and our management team. The Nominating and Corporate Governance Committee may, in its sole discretion, determine to engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the Nominating and Corporate Governance Committee will set its fees and scope of engagement. The Nominating and Corporate Governance Committee may, in its sole discretion, solicit the views of the Chief Executive Officer, other members of our senior management, and other members of our Board regarding the qualifications and suitability of candidates to be nominated as directors. The Nominating and Corporate Governance Committee may, in its sole discretion, designate one or more of its members (or the entire Nominating and Corporate Governance Committee) to interview any proposed candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select a candidate who, in the view of the committee, is most suited for membership on our Board.

We have not received director candidate recommendations from our shareholders. We do, however, have a formal policy regarding consideration of such recommendations. In making its selection of director nominees, the Nominating and Corporate Governance Committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates and in accordance with our Bylaws and as is otherwise required pursuant to the Exchange Act. However, the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the ownership by the recommending shareholder or shareholder group in our common stock. The Nominating and Corporate Governance Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

Under our Bylaws, shareholders wishing to suggest a candidate for director must write to our Corporate Secretary. In order to give the Nominating and Corporate Governance Committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for an upcoming annual meeting of shareholders, the recommendation must be received by our Corporate Secretary at our principal executive offices in accordance with our procedures detailed in the section entitled “Shareholder Proposals and Director Nominations” in our latest proxy statement. Such submissions must state the nominee’s name and address, together with appropriate biographical information and background materials, and information with respect to the shareholder or group of shareholders making the recommendation, including the number of shares of common stock owned by such shareholder or group of shareholders, as well as other information required by our Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Director Qualifications

The Nominating and Corporate Governance Committee has adopted guidelines and procedures for identifying and evaluating candidates for director that provide for a fixed set of specific minimum qualifications for its candidates for membership on our Board. At a minimum, each director is expected to:

a)      understand our business and relevant industries in general;

b)      regularly attend meetings of our Board and of any committees on which the director serves;

c)      review in a timely fashion and understand materials circulated to our Board regarding us or our industry;

d)      participate in meetings and decision-making processes in an objective and constructive manner; and

e)      be reasonably available, upon request, to advise our officers and management.

The Nominating and Corporate Governance Committee will also consider factors such as the likelihood that he or she will be able to serve on our Board for a sustained period, experience as a director of a public company, and knowledge of relevant industries. While we do not have a formal diversity policy, due consideration will be given to our Board’s overall balance of diversity of skills, experiences, backgrounds, perspectives, race, ethnicity, gender, and other differentiating personal characteristics. The Board believes that this promotes inclusiveness, enhances the Board’s deliberations, and enables the Board to better represent the Company’s shareholders. The Nominating and Corporate Governance Committee further believes it is appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the Nasdaq Listing Rules. The Nominating and Corporate Governance Committee believes it is appropriate for our Chief Executive Officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed periodically by the Nominating and Corporate Governance Committee.

In evaluating director nominees, the Nominating and Corporate Governance Committee will consider, among other things, the following factors:

a)      the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

b)      if the candidate satisfies certain minimum qualifications and other criteria that we have set for membership on our Board;

c)      if the candidate possesses any of the specific qualities or skills that under the nominating and corporate governance policies must be possessed by one or more members of our Board;

d)      the contributions that the candidate can be expected to make to the overall functioning of our Board;

e)      the extent to which the membership of the candidate on our Board will promote diversity among the directors; and

f)      other factors such as independence under applicable Nasdaq Listing Rules, and relationships with our shareholders, competitors, customers, suppliers, or other parties with a relationship to the Company.

Director Biographies

The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a group, can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of background and experience in various areas. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities deemed critical to the effective functioning of our Board.

Biographical information for each current director nominee standing for re-election as well as the two director nominees standing for election is included in Proposal 1 — Election of Directors.

DIRECTOR COMPENSATION

Members of our Board who are not employees or officers of our Company receive compensation for their services. The Compensation Committee reviews the total compensation of our non-employee directors annually. At the direction of the Compensation Committee, Meridian Compensation Partners, LLC (“Meridian”) periodically analyzes the competitive position of our non-employee director compensation policy. Following Meridian’s review in 2025, the Compensation Committee increased the cash retainers for service on the Board and its committees as described below.

The following table sets forth cash and other compensation earned by the non-employee members of the Board for all services in all capacities during the fiscal year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
Eric K. Aasmundstad	109,500	51,718	161,218
William R. Devlin	92,000	51,718	143,718
Duaine C. Espegard	82,000	51,718	133,718
Cindy L. Launer(3)	62,575	51,718	114,293
Stephen V. Marlow(4)	37,000	—	37,000
Prakash Mathew	82,500	51,718	134,218
Jeffrey R. Missling	57,500	51,718	109,218
David L. Stende(5)	60,000	51,718	111,718

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(1)      On May 21, 2025, each non-employee director was granted 3,924 restricted stock units. The grant date fair value was $51,718, computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. These RSUs vest at the 2026 Annual Meeting, although three of the directors have elected to defer receipt of their shares until a later date. Estimated forfeitures are included in the determination of compensation costs.

(2)      As of December 31, 2025, Mr. Aasmundstad had 12,624 RSUs, Mr. Devlin had 5,424 RSUs, Mr. Espegard had 15,024 RSUs, Mr. Mathew had 7,324 RSUs, Mr. Missling had 5,424 RSUs and Mr. Stende had 3,924 RSUs. For Ms. Launer’s holdings as of December 31, 2025, please see “Outstanding Equity Awards at December 31, 2025” under the “Executive Compensation” section of this proxy statement.

(3)      Ms. Launer was appointed Chief Executive Officer on October 10, 2025. The compensation she received for serving as CEO is reported in the “Executive Compensation” section of this proxy statement. See the Compensation Discussion and Analysis for discussion of this compensation.

(4)      Mr. Marlow did not stand for re-election at the 2025 Annual Meeting and his service terminated on May 20, 2025.

(5)      Mr. Stende was appointed to the Board effective April 1, 2025.

Mr. Daggett, our President and Chief Executive Officer until October 10, 2025, did not receive compensation for his services as a director. Ms. Launer, our Chief Executive Officer since October 10, 2025, did not receive compensation for her services as a director following her appointment as Chief Executive Officer. The compensation amounts received by Mr. Daggett and Ms. Launer as employees are shown in the “Executive Compensation” section of this Proxy Statement as well as in the “Other Compensation” column for Ms. Launer.

Narrative to the Director Compensation Table

Fees Earned or Paid in Cash

Effective as of the August 20, 2025 Board meeting, the Company provides an annual retainer of $65,000 for non-employee directors for service on its Board and annual retainers of $10,000 for non-employee directors for service on each Board committee for which they are a member. The Audit Committee chairperson is paid an annual retainer of $20,000, the Compensation Committee chairperson is paid an annual retainer of $18,000, and the Nominating and Corporate Governance Committee and Investment Committee chairpersons receive an annual retainer of $15,000. An annual retainer of $40,000 is paid to the Chair of the Board.

Additional amounts, similar in structure to the arrangements described above, are paid to directors serving on ad hoc committees (such as our former CEO Search Committee and Strategic Planning Committee).

Restricted Stock Unit Awards

In addition to cash compensation, the Company provides that each non-employee director will receive an annual award of restricted stock units (“RSUs”), with a targeted dollar value of $50,000. Beginning in 2026, the targeted dollar value of the award will be $65,000. On the day following each annual meeting of our shareholders, each non-employee director then in office will receive an annual award of RSUs. All RSUs vest in full as of the date of the next annual meeting of shareholders.

The Company has adopted a Deferred Compensation Plan under which a select group of executives and non-employee directors may elect to defer receipt of shares payable for RSUs granted under the Company’s long-term incentive program. An eligible person may make a deferral election under the Deferred Compensation Plan no later than the last day of the plan year prior to the plan year in which such awards are granted.

During 2025, each non-employee director listed in the Director Compensation Table other than Mr. Marlow received 3,924 RSUs with a grant-date fair value of $51,718 which will vest on May 19, 2026. Three of the seven non-employee directors serving at the time elected to defer receipt of these vesting shares until a later date.

EXECUTIVE OFFICERS

Executive Biographies

The following is biographical information for our current executive officers as of the date of this Proxy Statement.

Name	Age at May 19, 2026	Position(s)
Cindy L. Launer	54	President and Chief Executive Officer
Matthew J. Maki	39	Executive Vice President, Treasurer and Chief Financial Officer
Douglas A. Duncan	64	Senior Vice President and Chief Information Officer
Kevin Elfstrand	46	Senior Vice President, Chief Accounting Officer and Secretary

Our Board chooses our executive officers, who then serve at our Board’s discretion. There are no family relationships among any of our directors or executive officers.

Cindy L. Launer.    Ms. Launer’s biography is included in Proposal 1 — Election of Directors.

Matthew J. Maki.    Mr. Maki was appointed to serve as Interim Chief Financial Officer in December 2024, and promoted to Executive Vice President, Treasurer and Chief Financial Officer in March 2025. He joined NI Holdings, Inc. in August 2020 as Vice President of Financial Planning and Analysis.

Before joining NI Holdings, Inc., Mr. Maki was Vice President of Accounting and Treasurer of RAM Mutual Insurance Company from August 2019 until August 2020. Prior to that, Mr. Maki served in various other finance-related roles at RAM Mutual Insurance Company and Travelers Companies, Inc. He began his career as an auditor at Ernst & Young.

Mr. Maki graduated from the University of Wisconsin at Eau Claire and is a Certified Public Accountant.

Douglas A. Duncan.    Mr. Duncan was appointed to serve as Senior Vice President and Chief Information Officer beginning in June 2025.

Before joining the Company, Mr. Duncan served as Chief Technology Officer of Elementum Advisors, LLC, an SEC-registered investment advisor focused on managing investment portfolios exposed to natural catastrophe event risk, from September 2022 to May 2025 and Chief Information Officer of Columbia Insurance Group from August 2017 to August 2022.

Mr. Duncan graduated from Colorado State University with a Master of Business Administration and from the University of Kansas with a bachelor’s degree.

Kevin D. Elfstrand.    Mr. Elfstrand was promoted to serve as Senior Vice President and Chief Accounting Officer in June 2025 and was appointed Secretary in February 2026. Mr. Elfstrand joined the Company as Vice President, Corporate Controller in April 2022.

Before joining the Company, Mr. Elfstrand served in various finance roles at The Travelers Companies, Inc., from 2004 to 2022, most recently as Assistant Vice President, Corporate Audit. Prior to that, Mr. Elfstrand served as an auditor at Deloitte & Touche LLP.

Mr. Elfstrand graduated from Saint John’s University in Minnesota with a bachelor’s degree in Accounting and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The compensation provided to our NEOs for fiscal year 2025 is set forth in detail in the “Executive Compensation Tables” section of this Proxy Statement. The following discussion provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each component of compensation that we provided to our NEOs and other senior leadership for 2025. The following are our NEOs for fiscal year 2025:

•        Cindy L. Launer, our President and Chief Executive Officer;

•        Matthew J. Maki, our Executive Vice President, Treasurer and Chief Financial Officer;

•        Douglas A. Duncan, our Senior Vice President and Chief Information Officer;

•        Kevin D. Elfstrand, our Senior Vice President, Chief Accounting Officer and Secretary; and

•        Seth C. Daggett, our former President and Chief Executive Officer.

Mr. Daggett served as President and Chief Executive Officer until October 10, 2025.

Effective October 10, 2025, the Board appointed Ms. Launer as President and Chief Executive Officer. In connection with her appointment to President and Chief Executive Officer, Ms. Launer received a pro rata portion of her annual base salary of $750,000, a short-term incentive with a target payout of $150,000, and a grant of $187,500 of restricted stock units with a standard 3-year vesting schedule as compensation for her service through December 31, 2025. For 2026, Ms. Launer will have a target STIP payout equal to 80% of her base salary (with payout percentages of 50% on threshold, 80% on target, and 140% on stretch), and annual long-term equity incentive equal to 100% of base salary.

Effective December 1, 2024, the Board appointed Mr. Maki as the Interim Chief Financial Officer. Effective March 1, 2025, the Board appointed Mr. Maki as the full-time Chief Financial Officer. In connection with his appointment, Mr. Maki’s compensation included an annual base salary of $435,000, an annual short-term incentive equal to 50% of base salary, and an annual long-term incentive equal to 70% of base salary.

Effective June 1, 2025, the Board appointed Mr. Duncan as Senior Vice President and Chief Information Officer. In connection with his appointment, Mr. Duncan’s compensation included an annual base salary of $370,000, an annual short-term incentive equal to 40% of base salary, and an annual long-term incentive equal to 40% of base salary.

Effective June 1, 2025, the Board appointed Mr. Elfstrand as Senior Vice President and Chief Accounting Officer. In connection with his appointment, Mr. Elfstrand’s compensation included an annual base salary of $310,000, an annual short-term incentive equal to 40% of base salary, and an annual long-term incentive equal to 40% of base salary.

Compensation Philosophy

The compensation programs established by the Compensation Committee of NI Holdings, Inc. are intended to encourage and reward performance that is consistent with top tier insurance organizations. As such, the compensation program for NEOs includes both short-term (defined as annual) and long-term (generally defined as three to five years) incentive programs that reward our NEOs for achievement of pre-established objectives and/or further align executives’ and shareholders’ interests. The compensation program is also designed to foster retention of key executives and enhance the alignment of executives’ interest with those of shareholders. Overall, our compensation philosophy is to attract, retain, and motivate our NEOs and other senior leadership throughout the organization.

In order to achieve the above, the Compensation Committee is tasked with establishing a compensation program that will provide us with the best opportunity to achieve the objectives we have set forth above. The Compensation Committee uses a combination of base salary, short-term bonus, and long-term equity-based incentives to achieve the objectives set forth in the compensation philosophy. The Compensation Committee also monitors the Company’s benefits packages to ensure the competitiveness of these programs in the marketplace.

Our program has adopted the following practices, among others:

What We Do:	What We Do Not Do:

•   Pay For Performance — We align the interests of our executives and shareholders through the use of performance-based annual cash incentive compensation, and service and performance-based long-term equity incentive compensation.

•   No Guaranteed Salary Increases & Bonus Payments — We do not provide for automatic salary increases, nor do we provide for guaranteed bonus payments, except in the case of signing bonuses and payments for interim positions.

• Double-Trigger Change in Control — A “change in control” by itself is not sufficient to trigger payments; it must also be accompanied by a qualifying termination.	• No Excise Tax Gross Ups — We do not provide for excise tax gross-up payments in the event of a change in control.

•   Risk Assessment — We conduct a periodic comprehensive risk analysis of our executive compensation program with our independent compensation consultant to ensure that our program does not encourage inappropriate risk-taking. We also periodically review a calculation of the shareholder value transfer and “burn rate” resulting from equity grants to ensure they are not excessive.

•   Anti-Pledging & Anti-Hedging Policies — We maintain robust anti-pledging and anti-hedging policies, as well as an insider trading policy, that prohibits any short sale activities by our executives and directors.

•   Compensation Benchmarking — We compare our executives’ target total compensation to a peer group of similar insurance companies for market comparable data. We evaluate that peer group annually to ensure that it remains appropriate.

•   Executive Benefits/Perquisites — We do not maintain any defined benefit or supplemental retirement plan for our NEOs that are not available to all employees. We do not provide excessive perquisites, or tax gross-up payments on perquisites for NEOs.

• Independent Compensation Consultant — We engage an independent compensation consultant to review and provide recommendations regarding our executive compensation program.	• No Repricing without Shareholder Approval — Our long-term equity incentive plan prohibits repricing or buyouts of underwater options or stock appreciation rights without shareholder approval.
• Clawback Policy — We maintain a clawback policy with respect to performance-based compensation for our executives.

Advisory Vote on Named Executive Officer Compensation

At our 2025 Annual Meeting, our “say-on-pay” proposal resulted in a favorable vote from approximately 96% of the shares present and entitled to vote on the proposal at the meeting (which excludes broker non-votes). We believe the level of support was due to the appropriateness of the overall design of our executive compensation program.

Primary Elements of Compensation

The Compensation Committee annually approves a balanced program that provides base salary, short-term incentives, and long-term incentives and is generally competitive with that of other publicly-traded insurance companies of similar size. In performing its responsibilities, the Compensation Committee has engaged Meridian to provide benchmark data.

The following provides additional insights to each of the components of the compensation program:

Component	Description	Primary Objectives
Base Salary	Fixed cash compensation

•   Attract, motivate, retain, and reward high-performing executives

•   Provide competitive fixed compensation considering the job responsibilities, individual performance, experience, expertise, and qualifications

Short-Term Incentive Plan (“STIP”)	Cash compensation tied 80% to achievement of pre-determined quantitative financial performance goals and 20% based on individual goals	• Promote short-term business objectives and growth
Stock-Based Incentive Plan

Annual equity awards consisting 100% of time-based restricted stock units (“RSUs”) that vest annually over a three-year period. Historically we awarded a mix of RSUs and performance share units (“PSUs”); however, in 2025 and 2026 we only granted RSUs as described further below.

•   Promote long-term value creation and growth strategies

•   Align executives’ and shareholders’ interests by encouraging maximization of shareholder value

•   Promote retention through a regular, periodic program of equity awards, which motivates performance and encourages long-term stock ownership

With respect to the compensation of the NEOs, the Compensation Committee reviews a range of benchmark data including targeted compensation and establishes target pay opportunities for its NEOs based on a variety of factors including individual performance, experience, company performance, and market-competitive pay levels. We believe that the design of our compensation program for NEOs provides an appropriate balance of fixed compensation and at-risk compensation. In this regard, the Company’s target compensation for its Chief Executive Officer and other NEOs is structured with an appropriate weighting of base salary, short-term bonus, and long-term incentives.

Compensation Process

The Compensation Committee, with analyses and advice from Meridian, considers current compensation levels and benchmarking data for executives in similar roles at peer companies, individual and Company performance, future leadership potential, and succession planning, among other factors, in determining appropriate target compensation levels for our NEOs. The Compensation Committee does not use a formula to weigh these factors, but instead uses these factors to provide context within which to assess the significance of comparative market data and to differentiate the level of target compensation among our NEOs.

Consistent with our executive compensation philosophy, the Compensation Committee, in consultation with Meridian, establishes a benchmarking peer group for compensation comparison purposes.

The Compensation Committee reviews, at least annually, the compensation peer group to confirm that it includes companies that are comparable to the Company on the basis of industry focus, scope of operations, size (based on revenues, assets, and/or market capitalization), and the competitive marketplace for talent. We use this data solely for informational purposes, and we do not make pay decisions based on the market data alone.

In August 2024, the Compensation Committee reviewed the compensation peer group that would be used for compensation decision-making for fiscal year 2025.

AMERISAFE, Inc.	American Coastal Insurance Company	Atlantic American Corporation
Conifer Holdings, Inc.	Donegal Group, Inc.	First Acceptance Corporation
HCI Group, Inc.	Heritage Insurance Holdings, Inc.	Kingstone Companies, Inc.
Kinsale Capital Group, Inc.	Palomar Holdings, Inc.	Safety Insurance Group, Inc.
Skyward Specialty Insurance Group, Inc.	United Fire Group, Inc.	Universal Insurance Holdings, Inc.

The Compensation Committee recognizes that certain companies in this group are larger than the Company on the basis of revenue, in some cases significantly so; nevertheless, given the limited number of publicly traded property and casualty insurance companies of similar size, the Compensation Committee views this peer group as appropriate in light of the importance it ascribes to providing competitive compensation opportunities that are sufficient to attract and retain the talented executives needed to lead the Company. In August 2025, the Compensation Committee reviewed the compensation peer group that would be used for compensation decision-making beginning in fiscal year 2026. Conifer Holdings Inc. and Kinsale Capital Group, Inc. were removed and Bowhead Specialty Holdings and Global Indemnity Group were added as a result of Meridian’s analysis of peers closer in size to the Company.

Roles and Responsibilities in the Compensation Process

The Company’s compensation philosophy drives our decision-making process. Decisions about individual levels of each compensation element involve the participation of multiple parties, following a comprehensive, multi-step process. The key parties and their roles in the process are described below.

Role of the Compensation Committee

The Compensation Committee is appointed by our Board to assist it in fulfilling its oversight responsibility by overseeing all significant aspects of our compensation policies and programs, including:

•        reviewing and recommending to the Board the compensation of the Chief Executive Officer;

•        reviewing and recommending to the Board the compensation and annual performance objectives and goals of our other executive officers;

•        reviewing, approving, and administering incentive-based and equity-based compensation plans in which our executive officers participate;

•        evaluating risks created by our compensation policies and practices and considering any reasonably likely effect of such risks; and

•        reviewing and recommending to our Board new executive compensation programs.

Role of Management

In 2025, Mr. Daggett, with the Board, set our strategic direction and worked with the Compensation Committee to identify and set appropriate goals for executive officers (other than himself). He made recommendations to the Compensation Committee regarding the elements of compensation for each of our executive officers reporting to him and also provided them with his evaluation of those officers during the prior year.

Role of the Compensation Consultant

During 2025, the Compensation Committee engaged Meridian as its independent compensation consultant to advise them on executive compensation and related corporate governance matters. Meridian assisted the Compensation Committee in determining the compensation peer group, which is described in more detail above.

Meridian also advised the Compensation Committee on competitive compensation practices and comparative market data, which the Compensation Committee considered in addressing and determining the appropriate levels of compensation for each NEO relative to the marketplace. At the Compensation Committee’s request, Meridian participated in person, or by teleconference or video conference at each meeting of the Compensation Committee. The services that Meridian provided to the Compensation Committee included:

•        advising on the Company’s compensation philosophy, strategy, and program;

•        providing advice and counsel on best practices in compensation and corporate governance;

•        providing and analyzing competitive market compensation data and making recommendations, as appropriate; and

•        analyzing the appropriateness of the compensation peer group.

Independence of the Compensation Consultant

Meridian did not provide other consulting services to the Company in 2025. In selecting Meridian as its compensation consultant, the Compensation Committee considered the independence of Meridian in accordance with the standards of the Nasdaq that are applicable to the Company, any applicable rules and regulations of the SEC, and other applicable laws relating to independence of advisors and consultants. The Compensation Committee concluded that no conflict of interest exists that would prevent Meridian from independently advising the Committee.

At the Compensation Committee’s request, members of Meridian meet with the Compensation Committee. Meridian also communicates with the Chair of the Compensation Committee, as well as with management (upon the prior authorization of the Compensation Committee Chair) outside of Compensation Committee meetings regarding matters related to the Compensation Committee’s responsibilities.

Compensation Elements

Base Salary

Base salary is the fixed element of an executive officer’s annual cash compensation and is intended to attract and retain highly qualified executives and to compensate for expected day-to-day performance. The Compensation Committee reviews the base salary for each of our executive officers on an annual basis and considers the following factors in making its determinations:

•        the executive officer’s position;

•        responsibilities associated with that position;

•        experience, expertise, knowledge, and qualifications;

•        market factors;

•        the industry in which we operate and compete;

•        recruitment and retention considerations;

•        the executive officer’s individual compensation history;

•        internal equity among salary levels of the members of our executive team and similarly situated/comparable executives in our peer group; and

•        our overall compensation philosophy.

For 2025, the Compensation Committee reviewed and made recommendations on base salaries of our executive officers and the Board approved the Compensation Committee’s recommendations, which in the case of Messrs. Duncan and Elfstrand occurred at the time of such NEO’s appointment or, in the case of Mr. Maki, at the time of his promotion to full-time Chief Financial Officer. The 2025 base salaries of our NEOs were as follows:

Named Executive Officer	2024 Annual Base Salary	2025 Annual Base Salary	% Change
Cindy L. Launer(1)	$—	$750,000	—
Matthew J. Maki(2)	$320,000	$435,000	36.0%
Douglas A. Duncan(3)	$—	$370,000	—
Kevin D. Elfstrand(4)	$—	$310,000	—
Seth C. Daggett(5)	$700,000	$700,000	—

____________

(1)      Ms. Launer was appointed Chief Executive Officer on October 10, 2025.

(2)      Mr. Maki was appointed as Chief Financial Officer effective March 1, 2025.

(3)      Mr. Duncan was appointed as Senior Vice President and Chief Information Officer effective June 1, 2025.

(4)      Mr. Elfstrand was appointed as Senior Vice President and Chief Accounting Officer effective June 1, 2025.

(5)      Mr. Daggett’s employment as President and Chief Executive Officer was terminated without cause on October 10, 2025.

Short-Term (Cash) Incentive Plan

Our executives are eligible for annual cash incentive compensation under our STIP. Annual incentives under the STIP are intended to motivate participating executive officers to achieve short-term company performance goals that will benefit our Company and shareholders and align those executive officers’ interests with those of the shareholders. While in prior years, the annual cash incentives provided payout opportunities based on the achievement of pre-determined corporate performance objectives, beginning in 2025, the Compensation Committee determined to award a portion of the STIP award based on individual performance objectives in order to incentivize each officer with performance objectives based on each officer’s unique individual contributions. Actual cash STIP awards earned for 2025 were thus based 80% on the achievement of financial performance objectives and 20% were based on the achievement of individual performance objectives.

Each year, the Compensation Committee determines the annual target bonus opportunity for each participating executive officer. Our annual cash incentive compensation is generally structured to deliver payouts when performance targets are achieved or exceeded. For the financial portion of the STIP, threshold, target, and stretch goals are set annually for key statutory operating objectives which we believe align with shareholder value creation — which in 2025 was combined ratio. For the individual performance objectives, the Compensation Committee set goals that it determined were appropriate for each executive officer.

At the end of the performance period to which a particular incentive award relates, the Compensation Committee reviews our performance relative to the applicable performance goals and recommends payouts based on that performance. The Compensation Committee generally retains the ability to recommend payouts that are above or below actual performance levels for the applicable performance period. For the purpose of determining the amount of a payout to recommend, it may also consider infrequent or non-recurring items that are not reflective of ongoing operations. For 2025, the Compensation Committee determined to exclude the non-standard auto segment from the calculation of combined ratio, because the Compensation Committee determined that the impact of non-standard auto was largely determined by decisions that had been made by our prior management.

The table below sets forth the goals established for each of the performance metrics in the STIP, and the Company’s actual statutory results for 2025.

Performance Metric(1)	Weighting	Threshold Goal	Target Goal	Stretch Goal	Actual Result	Payout Earned
Combined ratio(2)	80.0%	99.9%	96.0%	92.0%	91.6%	Stretch
Individual performance	20.0%					Target

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(1)      The Company’s STIP is on a statutory basis for its insurance operations and excludes the holding company.

(2)      Combined ratio is defined on a statutory basis as losses and loss adjustment expenses divided by net earned premiums, plus underwriting expenses divided by net written premiums, of the insurance operations, excluding the Non-Standard Auto segment.

Under the STIP, participating executive officers can earn a target percentage of their base salary for each of the performance objectives. Actual awards are paid based on the amount each NEO earns during the year. The annual incentive payouts for each of the NEOs as a percentage of their target base salary, and the actual incentive percentages earned, were as follows:

Named Executive Officer	Threshold Payout	Target Payout	Maximum Payout	Actual Total Payout
Cindy Launer(1)	12.5%	20%	35%	32%
Matthew J. Maki	25%	50%	100%	90%
Douglas A. Duncan(2)	11.6%	23.2%	46.6%	43%
Kevin D. Elfstrand(3)	20%	40%	80%	72%
Seth C. Daggett(4)	50%	80%	140%	n/a

____________

(1)      Ms. Launer’s STIP payouts were set based on her service from October 10, 2025 through December 31, 2025. For 2026, Ms. Launer’s target payout is 80% of salary.

(2)      Mr. Duncan’s STIP payouts were set based on his service from June 1, 2025 through December 31, 2025. For 2026, Mr. Duncan’s target payout is 40% of salary.

(3)      While Mr. Elfstrand was appointed as an executive officer effective June 1, 2026, he was employed by the Company for the full year and his STIP payment was set based on his full year salary.

(4)      Mr. Daggett’s employment as President and Chief Executive Officer was terminated on October 10, 2025 and he therefore did not earn an STIP award.

Special Bonuses

From time-to-time, the Compensation Committee may determine to award signing bonuses or other one-time bonuses outside the STIP. During 2025, Mr. Maki was paid $10,000 cash and was granted an equity award in both January and February for service as interim Chief Financial Officer and Messrs. Maki and Duncan each received a signing bonus of $25,000 in connection with their appointments. These amounts have been included as a bonus in the “Summary Compensation Table” below.

Stock-Based Incentive Plan

Long-term equity incentives are designed to motivate management to enable the Company to achieve sustained long-term performance aligned with shareholder interests. The Company provides grants of long-term equity compensation annually, consistent with the objectives and philosophy of our compensation programs, under the governing NI Holdings, Inc. 2020 Stock and Incentive Plan (“2020 Plan”), which was approved by our shareholders.

We have generally granted long-term incentive awards to participating executive officers annually in the first quarter. Historically, we have split the long-term incentive awards between RSUs (40% of annual opportunity) and PSUs (60% of annual opportunity). In May 2025, the Compensation Committee determined to grant 100% of the long-term incentive awards in RSUs. The Compensation Committee determined that given the uncertainty about the Company’s non-standard auto business that it would be impractical to set 3-year financial goals for PSUs in early 2025. Therefore, the Compensation Committee determined that the annual grant of PSUs should be paused for 2025. The aggregate number of shares awarded to our NEOs under the 2020 Plan was 100,258 shares in 2025. Only Messrs. Maki and Daggett served as executive officers at the time the grants were made in 2025 and Mr. Daggett’s award was forfeited upon his termination from the Company without cause. Ms. Launer’s award was determined at the time of her appointment, Mr. Elfstrand’s award was made prior to his appointment as an executive officer and Mr. Duncan received no long-term equity incentive award in 2025.

The RSU awards vest one-third annually on each of the first three anniversaries of the grant date. Dividend equivalents on RSUs are accrued during the vesting period and paid in cash at the end of the vesting period but are subject to forfeiture until the underlying shares become vested. Participants do not have voting rights with respect to RSUs.

Settlement of 2023 PSUs

The performance period for the 2023 PSU awards ended on December 31, 2025, which was based on a three-year cumulative adjusted book value per share from 2023 to 2025. Our adjusted book value per share decreased 7.2% from $13.06 to $12.12 over the performance period to fall short of the threshold goal of $16.85. As a result, NEOs who were granted PSUs in 2023 did not receive any shares of common stock from these awards upon vesting.

Employee Stock Ownership Plan (“ESOP”)

We have established the NI Holdings, Inc. ESOP. The ESOP is intended to be an employee stock ownership plan within the meaning of Code Section 4975(e)(7) and will invest primarily in our common stock.

In connection with our initial public offering, Nodak Insurance Company loaned $2.4 million to the ESOP’s related trust (the “ESOP Trust”). The ESOP loan will be for a period of ten years and bears interest at the long-term Applicable Federal Rate effective on the closing date of the initial public offering (2.79% annually). The ESOP Trust used the proceeds of the loan to purchase shares in our initial public offering, which results in the ESOP Trust owning approximately 1.0% of our outstanding shares. The ESOP purchased the shares for investment and not for resale.

Each employee of Nodak Insurance Company is automatically a participant in the ESOP if such employee is at least 21 years old and has completed a year of service with Nodak Insurance Company. Employees are not permitted to make any contributions to the ESOP.

Perquisites and Other Generally Available Benefits and Compensation

We provide medical, dental, basic life insurance, short-term disability coverage, and paid time off, all on the same basis as other employees. The Company provides a 401(k) profit-sharing plan and an ESOP for eligible employees. The value of matching 401(k) contributions, which can be as high as 3% depending on the amount contributed by the employee, as well as the value of the profit-sharing contributions and ESOP allocations, is included in the Summary Compensation Table. We do not offer a pension or retirement plan for any employees. We provide executive wellness benefits, premiums paid for life insurance coverage, and country club dues to certain executives. We also provide a company car for our Chief Executive Officer. The value of these perquisites is also included in the Summary Compensation Table. The Compensation Committee considers these limited perquisites to be appropriate as part of a competitive overall compensation program.

Governance

Stock Ownership Guidelines

The Company has adopted Stock Ownership Guidelines and holding requirements for its non-employee directors and certain senior executives. The current Stock Ownership Guidelines are as follows:

Position	Minimum Stock Ownership Requirement
Non-employee director	Market value of 3 times annual base cash retainer
Chief executive officer	Market value of 3 times current base salary
Other executive officers	Market value of 2 times current base salary

Individuals have five years from their permanent appointment to a specified position to acquire the required holdings. Absent extenuating circumstances, executives who have not yet met the guidelines at the end of their five-year compliance period are required to retain, until the guidelines are satisfied, 100% of the after-tax shares received from the vesting of RSUs and PSUs. Stock ownership guidelines are deemed to continue to be met by an individual who has achieved the required ownership level but then falls below solely due to a decline in stock price. The Compensation Committee tracks the ownership amounts of the non-employee directors and applicable executives on an annual basis.

Clawback Policy

Effective October 2, 2023, the Company adopted a new Incentive Compensation Recovery Policy, which is available on our website at www.niholdingsinc.com. This policy provides for the recovery of certain executive incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws and/or certain types of misconduct. This policy is designed to comply with Section 10D of the Exchange Act.

Mr. Maki’s employment agreement provides that all bonuses and incentive compensation are subject to recovery by the Company in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria, provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twenty-four (24) months following the date of payment.

The Company’s PSU award agreement provides that the executive’s rights in these awards are subject to recoupment or repayment if such action is required under applicable law or any Company recoupment or “clawback” policy.

Timing of Equity Grants

In 2025, we did not grant any stock options, stock appreciation rights, or similar awards under the 2020 Plan and we do not currently plan to grant stock options, stock appreciation rights, or other similar appreciation-based awards as incentive compensation to any executive officer, non-employee director, or employee. Accordingly, we do not have a policy or practice in relation to the timing or the determination of the terms of a grant of options or other awards in relation to the disclosure of material non-public information. The Company does not coordinate the timing of equity awards with the release of material non-public information. Executive equity awards are generally granted on March 1 each year. Non-employee director equity awards are generally granted as of the date of each year’s annual meeting of shareholders. During 2025, we did not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

Prohibition on Hedging and Pledging Transactions

Our senior leadership executives are subject to the Company’s Insider Trading Policy, described above under the heading “Corporate Governance — Insider Trading Policy,” which prohibits directors, executive officers, and certain additional employees from engaging in hedging or monetizing transactions with respect to Company securities they own as well as holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered executives to the extent such compensation exceeds $1.0 million per covered officer in any year. The Compensation Committee understands that it is possible that the compensation payable to our NEOs will exceed the $1.0 million limit under Section 162(m). We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

The compensation that we pay to executive officers is reflected in our consolidated financial statements as required by GAAP. The Compensation Committee considers the financial impact, along with other factors, in determining the amount and form of compensation provided to executives. We account for stock-based compensation under the Company’s 2020 Plan in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

Compensation Risk Assessment

The Compensation Committee regularly monitors and reviews our executive compensation program to determine, in consultation with Meridian, whether the elements of the program are consistent with our executive compensation objectives and philosophy. As part of this, the Compensation Committee evaluates whether the Company’s risk management objectives are being met with respect to the executive compensation program and our compensation programs as a whole. If the elements of the program are determined to be inconsistent with our objectives and principles, or if any incentives are determined to encourage risks that are reasonably likely to have a material adverse effect on the Company, the elements are adjusted as necessary.

The Compensation Committee has concluded that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered the following:

Program Attribute	Risk-Mitigating Effect
• The compensation mix between fixed and variable components and levels, and the balance between short-term and long-term variable compensation.

•   Competitive levels of fixed compensation eliminate any day-to-day personal concerns, while variable compensation ensures our executives are appropriately motivated and rewarded both in the short-term and long-term.

• The quality and reasonableness of incentive plan performance goals and payout formulas.

•   Threshold, target, and maximum performance and payout levels and funding formulas are not extreme, and goals are set within reach, thereby mitigating the likelihood of excessive risk-taking in order to achieve a compensation goal.

• The nature and breadth of the performance metrics that govern incentive compensation throughout the Company.	• Executives are encouraged to avoid sacrificing short-term performance for long-term performance, and vice versa.
• The existence of a clawback policy.

•   Executives are subjected to a requirement to surrender any undue incentive compensation that was paid on the basis of financial results that were required to be restated (other than as a result of a change in the applicable accounting rules or interpretations) or when there is wrongful conduct.

• The existence of anti-pledging and anti-hedging policies.	• These policies ensure the alignment of interests generated by our executives’ equity holdings is not undermined by hedging or similar transactions.
• The existence of robust share ownership guidelines.	• Share ownership guidelines provide a clear link between the economic interests of executives and shareholders over the long-term.
• Use of independent compensation consultants that perform no other services for the Company.	• Independence of compensation consultants help to ensure advice will not be influenced by conflicts of interest.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Compensation Committee:
Eric K. Aasmundstad, Chair	Dave Stende
William R. Devlin

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following Summary Compensation Table (“SCT”) provides summary information concerning compensation paid or accrued by the Company to our NEOs for all services in all capacities during each of the three years such NEO served as an NEO for the period ended December 31, 2025.

Name and Current Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Cindy L. Launer	2025	167,614	—	187,493	240,000	117,409	712,516
President and CEO(5)	2024	355,730	—	—	—	105,105	460,148

Matthew J. Maki	2025	416,194	45,000	393,725	392,250	109,563	1,356,790
Chief Financial Officer(6)	2024	321,466	—	134,190	206,767	75,194	737,617

Douglas A. Duncan	2025	221,459	25,000	—	159,450	36,909	442,818
Senior Vice President and Chief Information Officer(7)

Kevin D. Elfstrand	2025	295,750	—	103,867	212,940	56,685	669,299
Senior Vice President and Chief Accounting Officer(8)

Seth C. Daggett	2025	594,114	—	675,788	—	2,656,252	3,926,153
Former President and CEO(9)	2024	432,083	100,000	555,004	416,874	122,067	1,626,028
	2023	358,750	—	252,070	125,413	100,597	836,830

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(1)      Messrs. Maki and Duncan each received a signing bonus of $25,000 in connection with their appointments. Mr. Maki also received $20,000 for his service as interim Chief Financial Officer in January and February 2025.

(2)      This column reflects the aggregate grant date fair value of awards RSUs for each NEO computed in accordance with FASB ASC Topic 718. Unvested awards for Mr. Daggett were forfeited upon his termination from the Company without cause. See “Note 18. Share-Based Compensation” to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2025 for additional detail regarding assumptions underlying the value of these equity awards.

(3)      The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect payouts under the Company’s STIP. The Compensation Discussion & Analysis includes additional information regarding these incentive awards.

(4)      The table below details the amounts reported in the “All Other Compensation” column, which includes Company contributions to defined contribution plans and certain other amounts during 2025:

Name	Defined Contribution Plans(a) ($)	Employee Stock Ownership Plan(b) ($)	Non-Qualified Deferred Compensation Plan(c) ($)	Severance(d) ($)	Spousal Travel(e) ($)	Director Fees(f) ($)	Perquisites and Other Amounts(g) ($)	Total All Other Compensation ($)
Cindy L. Launer	—	—	—	—	—	114,293	3,116	117,409
Matthew J. Maki	45,500	10,375	49,716	—	3,486	—	486	109,563
Douglas A. Duncan	—	—	—	—	—	—	36,909	36,909
Kevin D. Elfstrand	45,500	10,375	—	—	—	—	810	56,685
Seth C. Daggett	—	—	—	2,632,915	3,033	—	20,303	2,656,252

____________

(a)      The amounts reported in the “Defined Contribution Plans” column include Company contributions to the Nodak Insurance Company’s 401(k) Plan.

(b)      The amounts reported in the “Employee Stock Ownership Plan” column represent the market value of ESOP shares allocated to participants as of December 31, 2025.

(c)      The amounts reported in the “Non-Qualified Deferred Compensation” column represent additional company contributions to a non-qualified deferred compensation plan to restore amounts that would have been contributed to the 401(k) Plan absent IRS limits.

(d)      The amounts reported in the “Severance” column are in accordance with the employment agreement for Mr. Daggett.

(e)      The amounts reported in the “Spousal Travel” column are travel costs for family members of employees that are reimbursable by our Company under limited circumstances. Employees are generally responsible for any taxable income associated with this reimbursement.

(f)      The amount reported in the “Director Fees” column represents Ms. Launer’s compensation for serving as a director of the Company. Refer to discussion under “Director Compensation” for a description of the director compensation program.

(g)      The amount for Ms. Launer includes amounts for a company car, premiums paid for excess life insurance, and country club dues. The amount for Mr. Maki comprises premiums paid for excess life insurance. The amount for Mr. Duncan includes amounts for relocation, premiums paid for excess life insurance and country club dues. The amount for Mr. Elfstrand comprises premiums paid for excess life insurance. The amount for Mr. Daggett includes amounts for a company car, executive wellness benefits, and country club dues.

(5)      Ms. Launer was appointed Chief Executive Officer on October 10, 2025.

(6)      Mr. Maki was appointed as Chief Financial Officer effective March 1, 2025.

(7)      Mr. Duncan was appointed as Senior Vice President and Chief Information Officer effective June 1, 2025.

(8)      Mr. Elfstrand was appointed as Senior Vice President and Chief Accounting Officer effective June 1, 2025.

(9)      Mr. Daggett’s employment as President and Chief Executive Officer was terminated without cause on October 10, 2025.

Narrative to the Summary Compensation Table

NEOs are entitled to participate in insurance, paid time off, and other fringe benefit programs that the Company maintains for its other employees. The Company provides a 401(k) profit-sharing plan, an ESOP, group medical insurance, group dental insurance, and group term life insurance to its eligible employees.

Mr. Maki is party to an employment agreement with NI Holdings, Inc. and Nodak Insurance Company. Mr. Maki’s agreement has a term of one year. His agreement is automatically extended each day for one additional day unless either party has given the other party written notice that such party does not agree to extend the agreement.

Mr. Daggett was party to an employment agreement with NI Holdings, Inc. and Nodak Insurance Company, prior to his termination. Mr. Daggett’s agreement had a term of two years. Refer to the “NEO Termination During the Year” section for further discussion of the termination of Mr. Daggett’s employment without cause.

The Compensation Committee enters into employment agreements with executive officers when it determines that such an agreement is desirable to obtain some measure of assurance as to the executive’s continued employment in light of prevailing market competition for the position held by the executive officer, or where the Compensation Committee determines that an employment agreement is necessary and appropriate in light of the executive’s prior experience or with our practices with respect to similarly situated employees.

Under the employment agreement with Mr. Maki, if the officer is terminated without “Cause” or terminates his employment for “Good Reason” (as such terms are defined in the employment agreement), the officer will be entitled to receive a lump sum payment equal to (a) the sum of his annual base salary plus the target annual short-term incentive bonus for the year in which he terminates multiplied by (b) the quotient obtained by dividing the number of full calendar months remaining in such officer’s employment period by twelve. In addition, the officer will be entitled to continued benefit plan coverage for the remaining term of his employment agreement to the extent permitted by the plan or applicable law.

Prior to receiving any severance benefits, the officer must execute a release of claims.

Grants of Plan-Based Awards in 2025

The following table provides information on stock awards in 2025 to each of our NEOs.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Cindy L. Launer	—	93,750	150,000	262,500	—	—	—	—	—
	5/21/2025	—	—	—	—	—	—	3,924	51,718
	12/1/2025	—	—	—	—	—	—	14,076	187,492

Matthew J. Maki	—	108,750	217,500	435,000	—	—	—	—	—
	1/2/2025	—	—	—	—	—	—	955	14,860
	2/3/2025	—	—	—	—	—	—	993	14,905
	2/28/2025	—	—	—	—	—	—	20,644	293,971
	3/1/2025	—	—	—	—	—	—	4,915	69,990

Douglas A. Duncan	—	43,014	86,028	172,799	—	—	—	—	—

Kevin D. Elfstrand	—	58,150	118,300	236,600	—	—	—	—	—
	2/28/2025	—	—	—	—	—	—	7,294	103,867

Seth C. Daggett(4)	—	350,000	700,000	980,000	—	—	—	—	—
	2/28/2025	—	—	—	—	—	—	47,457	675,788

____________

(1)      Represents the Company’s Short-Term Incentive Plan, as described in the “Cash Incentive Bonus Plan” section. The values in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent threshold, target, and maximum award opportunities, based upon the achievement of the targets listed within the Compensation Discussion and Analysis. Payouts can range from no payment to the maximum amounts based on actual Company performance. The actual incentive award earned by each participating NEO for 2025 performance is reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. This incentive is paid in cash to the NEO.

(2)      The values in the “All Other Stock Awards” column represent RSUs.

(3)      The fair value of stock awards is based on the closing price of our common stock on the grant date. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the grant date. See “Note 18. Share-Based Compensation” to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2025 for additional detail regarding assumptions underlying the value of these equity awards.

(4)      Mr. Daggett was terminated by the Company without cause prior to the end of the 2025 fiscal year. Any unvested awards were forfeited upon his termination without Cause. For additional details regarding payments made to Mr. Daggett in connection with the termination of his employment, see the discussion under the heading “Executive Compensation — NEO Termination During the Year.”

Outstanding Equity Awards at December 31, 2025

The following table provides information with respect to outstanding equity awards held by our NEOs as of December 31, 2025.

		Stock Awards(1)
Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested(2) ($)
Cindy L. Launer	5/21/2025(3)	3,924	52,189	—	—
	12/1/2025(4)	14,076	187,211	—	—

Matthew J. Maki	3/1/2021(5)	320	4,256	—	—
	3/1/2022(6)	880	11,704	—	—
	3/1/2023(7)	1,860	24,738	—	—
	3/1/2023(8)	—	—	4,600	—
	3/1/2024(9)	2,800	37,240	—	—
	3/1/2024(10)	—	—	4,200	35,695
	12/1/2024(11)	620	8,246	—	—
	1/2/2025(12)	955	12,702	—	—
	2/3/2025(13)	993	13,207	—	—
	2/28/2025(14)	20,644	274,565	—	—
	3/1/2025(15)	4,915	65,370	—	—

Kevin D. Elfstrand	3/1/2023(16)	1,200	15,960	—	—
	3/1/2023(17)	—	—	3,000	—
	3/1/2024(18)	1,867	24,831	—	—
	3/1/2024(19)	—	—	2,800	23,796
	2/28/2025(20)	7,294	97,010	—	—

Seth C. Daggett(21)

____________

(1)      These columns represent awards under the NI Holdings, Inc. 2017 and 2020 Stock and Incentive Plans. The number of awards are unvested RSUs or unvested PSUs at target performance, as applicable.

(2)      Value was determined using the December 31, 2025 closing price of our common stock of $13.30.

(3)      This RSU award was granted on May 21, 2025, and vests on the date of the following year’s annual meeting. Ms. Launer served as the Company’s Chief Executive Officer beginning October 10, 2025. This stock award arose from her service as a director of the Company and appointment to Chief Executive Officer.

(4)      This RSU award was granted on December 1, 2025, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through December 1, 2028.

(5)      This RSU award was granted on March 1, 2021, and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2026.

(6)      This RSU award was granted on March 1, 2022, and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2027.

(7)      This RSU award was granted on March 1, 2023, and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2028.

(8)      This PSU award was granted on March 1, 2023, and vests at the end of the performance period on December 31, 2025, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(p)(2), the market values for this award in the “Equity Incentive Plan Awards” columns are reported at zero, because the threshold goal was not achieved.

(9)      This RSU award was granted on March 1, 2024, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through March 1, 2027.

(10)    This PSU award was granted on March 1, 2024, and vests at the end of the performance period on December 31, 2026, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(p)(2), the market values for this award in the “Equity Incentive Plan Awards” columns are reported at less than target levels, because we estimate that the result for the 2024-2026 performance period will not achieve the target goal. There is no guarantee that such amounts will ultimately be earned by participants. The ultimate payout under this PSU will be based on a final determination of performance during the full 2024-2026 performance period, which is not yet determinable.

(11)    This RSU award was granted on December 1, 2024, and vests in three equal annual installments on each of the first three anniversaries of the grand date, through December 1, 2027.

(12)    This RSU award was granted on January 2, 2025, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through January 2, 2028.

(13)    This RSU award was granted on February 3, 2025, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through February 3, 2028.

(14)    This RSU award was granted on February 28, 2025, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through February 28, 2028.

(15)    This RSU award was granted on March 1, 2025, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through March 1, 2028.

(16)    This RSU award was granted on March 1, 2023, and vests in five equal annual installments on each of the first five anniversaries of the grant date, through March 1, 2028.

(17)    This PSU award was granted on March 1, 2023, and vests at the end of the performance period on December 31, 2025, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(p)(2), the market values for this award in the “Equity Incentive Plan Awards” columns are reported at zero, because the threshold goal was not achieved.

(18)    This RSU award was granted on March 1, 2024, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through March 1, 2027.

(19)    This PSU award was granted on March 1, 2024, and vests at the end of the performance period on December 31, 2026, subject to the level of achievement with respect to the applicable performance targets. In accordance with Instruction 3 to Regulation S-K Item 402(p)(2), the market values for this award in the “Equity Incentive Plan Awards” columns are reported at less than target levels, because we estimate that the result for the 2024-2026 performance period will not achieve the target goal. There is no guarantee that such amounts will ultimately be earned by participants. The ultimate payout under this PSU will be based on a final determination of performance during the full 2024-2026 performance period, which is not yet determinable.

(20)    This RSU award was granted on February 28, 2025, and vests in three equal annual installments on each of the first three anniversaries of the grant date, through February 28, 2028.

(21)    Mr. Daggett served as the Company’s Chief Executive Officer until October 2025. Upon his departure from the Company, his unvested awards were forfeited.

Stock Vested in 2025

The following table provides information regarding the values realized by our NEOs upon the vesting of stock awards in 2025.

Name	Type of Stock Award	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Cindy L. Launer	RSU(2)(3)	3,400	45,594

Matthew J. Maki	RSU(2)	3,089	43,703
	PSU(4)	—	—
	Total	3,089	43,703

Kevin D. Elfstrand	RSU(2)	1,333	18,982
	PSU(4)	—	—
	Total	1,333	18,982

Seth C. Daggett	RSU(2)	7,420	105,661
	PSU(4)	—	—
	Total	7,420	105,661

____________

(1)      The value realized on vesting was determined using the closing price of our common stock on the vesting date (or prior trading day if the vesting date fell on a weekend or holiday).

(2)      These amounts represent the value of RSU awards granted during 2020 through 2024 that, in accordance with the terms of the applicable award agreements, either fully vested or partially vested in 2025.

(3)      This award for Ms. Launer pertains to her service as a director of the Company. Refer to the “Director Compensation” section for additional information on our director compensation program.

(4)      These amounts represent the value of PSU awards granted in 2023 that, in accordance with the terms of the applicable award agreement, became fully vested at the end of the performance period on December 31, 2025. The performance of these awards did not meet the threshold goal, which resulted in no payout for the target shares awarded.

Non-Qualified Deferred Compensation for 2025

The Nodak Insurance Company Non-Qualified Deferred Compensation Plan assists executives designated by the Compensation Committee as participants in maximizing their ability to save additional amounts for their retirement on a tax-deferred basis. In addition to allowing participants to make elective deferrals, the plan permits Nodak Insurance Company to make company contributions to eligible employees. If an employee participant exceeds the Internal Revenue Code compensation or contribution limits under the qualified retirement plans, any Company contributions limited under the qualified retirement plans will be restored under the Non-Qualified Deferred Compensation Plan. The plan is intended to constitute an unfunded plan primarily for providing deferred compensation to a select group of management or highly compensated employees. Unless otherwise specified, participants vest in company contributions under a five-year graded vesting schedule and are eligible to receive distributions pursuant to the participant’s election under the plan. The assets of the plan are subject to the claims of our creditors in the event of insolvency until paid to the plan participants and their beneficiaries.

The following table provides information regarding contributions, earnings, and balances for our NEOs on a basis that is not tax-qualified. Under the plan, no Company “match” is currently made on amounts deferred, amounts are fully vested after five years of service, and the Company does not provide any opportunity for above-market or preferential earnings, nor does it provide a minimum internal rate of return.

Name	Plan	Executive Contributions in 2025 ($)	Company Contributions in 2025(1) ($)	Aggregate Earnings in 2025(2) ($)	Aggregate Withdrawals/ Distributions in 2025 ($)	Aggregate Balance at 12/31/2025 ($)
Matthew J. Maki	Non-Qualified Deferred Compensation Plan	—	49,716	3,585	—	81,085

Seth Daggett	Non-Qualified Deferred Compensation Plan	—	—	13,110	—	113,354

____________

(1)      Company contributions are reported as 2025 compensation in the “All Other Compensation” column of the Summary Compensation Table.

(2)      Aggregate earnings represent the notional capital gains or losses on deemed investments in publicly available mutual funds and notional interest and dividends held in the plans during 2025. The Company does not provide any preferential or above-market earnings or contributions. These earnings are not reported in any column of the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Cash severance payments and the value of continuing benefits arise from employment agreements between Mr. Maki and the Company. Mr. Maki is party to employment agreements with NI Holdings, Inc. and Nodak Insurance Company, the terms of which are described above. In the event of a change in control, an involuntary termination without “Cause” or a voluntary termination for “Good Reason” is also required for cash severance payments and the value of continuing benefits.

Under Mr. Maki’s employment agreement, if he is terminated without “Cause” or terminates his employment for “Good Reason” (as such terms are defined in the employment agreement), he will be entitled to receive a lump sum payment equal to (a) the sum of his annual base salary plus the target annual short-term incentive bonus for the year in which he terminates employment multiplied by (b) the quotient obtained by dividing the number of full calendar months remaining in his employment period by twelve. In addition, he will be entitled to continued benefit plan coverage for the remaining term of his employment agreement to the extent permitted by the plan or applicable law.

The terms of the RSU and PSU agreements include provisions to accelerate the vesting of these equity awards. The terms of the RSU award agreement provide for the full acceleration of all outstanding awards in the event of disability or death. In the event of an employee’s involuntary termination due to position elimination or reorganization, the vesting of the RSUs will accelerate on a pro rata basis, based on the employee’s period of service during the total vesting period. In the event of a change in control, unless the RSU award is substituted, assumed, or replaced with similar rights, the RSU award will vest in full upon the change in control. If the RSU award is substituted, assumed, or replaced with similar rights in connection with a change in control, the RSU award will fully vest if the employee is involuntarily terminated other than for “Cause” or voluntarily terminates for “Good Reason” within twenty-four (24) months of the change in control. The terms also provide for the pro rata acceleration of all outstanding awards in the event of an involuntary termination without “Cause.”

The terms of the PSU award agreement provide for the number of PSUs earned for completed fiscal years plus one-third the target number of PSUs for any uncompleted fiscal years to vest immediately in the event of death. In the event of disability, retirement, or an employee is involuntarily terminated without “Cause” or resigns for “Good Reason,” the employee will have a fully vested interest in the pro rata number of earned PSUs, based on the employee’s period of service during the performance period, payable at the end of the performance period. In the case of a change in control, those PSUs are converted into time-based RSUs. If such converted RSUs are assumed (or substituted or replaced with an award of equivalent value), then the converted RSUs shall become fully vested if the employee remains in continuous service with the Company or an affiliate until the end of the performance period or dies while in service or terminates on account of “Disability” or “Involuntary Termination Due to Position Elimination or Reorganization.” If the employee resigns at or after “Retirement Age,” the converted RSUs shall continue to vest and become payable as of the end of the performance period. In addition, if the employee is involuntarily terminated without “Cause” or resigns for “Good Reason” within twenty-four (24) months following the change in control but prior to the end of the performance period, any converted RSUs (or replacement award) that remains vested will vest in full and become non-forfeitable as of the date of such termination. Notwithstanding the foregoing, if the employee’s converted RSUs are neither assumed, substituted, nor replaced with similar rights (or cash equivalent value thereof), then any unvested converted RSUs will vest in full and become non-forfeitable upon the change in control. The terms also provide for a fully vested and non-forfeitable interest in the pro rata number of earned PSUs at the end of the performance period in the event of disability or an involuntary termination without “Cause,” with such pro rata number determined based on the number of full and partial calendar months of the employee’s service during the relevant measurement period compared to the total measurement period.

For retirement-eligible executives, the terms of the PSU award provide for a fully vested and non-forfeitable interest in the pro rata number of earned PSUs at the end of the performance period upon termination due to retirement from the Company. None of the NEOs are currently retirement-eligible.

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which each NEO would have been entitled if a termination of employment or change in control occurred on the last business day of 2025. The only agreements, arrangements, or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment or change in control are employment agreements, RSU agreements, and PSU agreements for Messrs. Maki and Elfstrand. The amounts in the table below do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and distributions of previously vested plan balances under our 401(k) Savings Plan and Employee Stock Ownership Plan.

Name and Termination Reason	Cash Severance Payment(1) ($)	Value of Continuing Benefits(1) ($)	Non-Qualified Deferred Compensation Plan(2) ($)	Acceleration of Equity Awards(3) ($)	Total Termination Benefits ($)
Cindy L. Launer
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”, Following a Change in Control	—	—	—	30,444	30,444
Disability	—	—	—	239,400	239,400
Death	—	—	—	239,400	239,400

Matthew J. Maki
Involuntary Termination Without “Cause”, or Involuntary Termination Due to Position Elimination or Reorganization	652,500	30,824	3,538	171,997	858,859
Voluntary Termination for “Good Reason”	—	—	3,538	—	3,538
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”, Following a Change in Control	—	—	3,538	480,901	480,901
Disability	—	—	—
Death	—	—	—	468,488	468,488

Kevin D. Elfstrand
Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason”, Following a Change in Control	—	—	—	40,249	40,249
Disability	—	—	—	124,639	124,639
Death	—	—	—	116,363	116,363

_________

(1)     Cash Severance Payments and the Value of Continuing Benefits arise from employment agreements between Mr. Maki and the Company. Mr. Maki is party to an employment agreement with NI Holdings, Inc. and Nodak Insurance Company, the terms of which are described above. The employment period of this agreement is one year. The Cash Severance Payment is calculated for Mr. Maki as an amount equal to (a) his annual base salary plus (b) the target annual short-term incentive bonus for the year in which he was involuntarily terminated without “Cause” (other than for death or disability) or he voluntarily terminated employment for “Good Reason.” In addition, he will be entitled to continued benefit plan coverage for the remaining term of his employment agreement to the extent permitted by the plan or applicable law.

(2)      The Company’s Non-Qualified Deferred Compensation Plan provides for the immediate vesting of all amounts in the event of an involuntary separation from service (other than for “Cause”) or a change in control.

(3)      Acceleration of Equity Awards is presented as the sum of the values as of the last business day of 2025, based on the closing price on December 31, 2025 of $13.30 per share, of the additional benefit from the acceleration of vesting, if any, of RSUs and PSUs that would have occurred as a result of termination under the different circumstances presented. PSUs for the 2023-2025 performance period are treated as vested as of the last business day of 2025 and are not included in this table because the vesting of these awards is reflected in the “Stock Vested in 2025” table above. For acceleration of PSUs in the event of disability, retirement, or an employee is involuntarily terminated without “Cause” or resigns for “Good Reason,” we have assumed that the employee remains through the duration of the performance period and earned the full amount of the final one-third of the 2024 PSUs was earned.

NEO Termination During the Year

Under the employment agreement with Mr. Daggett, upon a termination by the Company without “Cause” or by Mr. Daggett for “Good Reason” (as such terms are defined in the employment agreements), Mr. Daggett was eligible to receive a lump sum payment equal to two years of his current annual base salary plus the target annual short-term incentive bonus for the year in which he was involuntarily terminated, in consideration for his comprehensive release of claims against the Company and its affiliates and his post-employment covenants set forth in a separation agreement.

Mr. Daggett’s employment was terminated by the Company without “Cause” and he resigned from the Company’s Board and all subsidiary company Boards of Directors, effective October 10, 2025. In connection with his termination of employment, Mr. Daggett became entitled to the payments and benefits applicable under his employment agreement upon a termination of employment by the Company without “Cause,” in accordance with and subject to the terms thereof, including the Company’s receipt of an effective release of claims against the Company by Mr. Daggett. Mr. Daggett was entitled to $2.6 million to be paid out in a lump sum. Additionally, all of Mr. Daggett’s unvested RSUs and PSUs were forfeited.

CEO Pay Ratio

In accordance with Item 402(u) of Regulation S-K, promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing (i) the ratio of the annual total compensation of our President and Chief Executive Officer, Cindy L. Launer, to (ii) the annual total compensation of our median employee, both calculated in accordance with the requirements of Item 401(c)(2)(x) of Regulation S-K.

Ms. Launer became our Chief Executive Officer on October 10, 2025, having previously served as a non-employee director. For the purpose of calculating the CEO Pay Ratio, we have annualized certain components of Ms. Launer’s compensation in connection with her appointment, including her base salary, annual incentive compensation, and equity incentive awards, and have otherwise included the amounts reported in the Summary Compensation Table. While the annual incentive compensation and equity incentive awards have been annualized on the same basis as Ms. Launer’s salary, the deemed total 2025 compensation for purposes of this calculation of $2,665,962 is greater than the amount of annual compensation targeted by the Compensation Committee for Ms. Launer.

The median NI Holdings employee works in a full-time salaried role in the claims department. For fiscal year 2025, the median employee’s total annual compensation was $82,856. Ms. Launer’s total annualized compensation was $2,665,962. The ratio of our Chief Executive Officer’s total annual compensation to the median employee was 32:1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We selected December 31, 2025 as the date on which to determine our employee population and the median employee. In determining this population, we included all active full-time and part-time employees other than our President and Chief Executive Officer. We did not include any contractors in our employee population. As permitted by SEC rules, to identify our median employee, we elected to use total target cash compensation plus the grant date fair value of equity awards, if any, as our consistently applied compensation measure, which we refer to herein as total target compensation and calculated as (i) base salary and target bonus as of December 31, 2025, and (ii) the grant date fair market value of equity awards issued during the previous twelve months.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Consequently, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table shows aggregate information, as of December 31, 2025, with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1) (#)	(b) Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights(2) ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3) (#)
Equity Compensation Plans Approved by Security Holders	178,034	—	641,067
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	178,034	—	641,067

____________

(1)      This amount reflects securities to be issued under outstanding awards of RSUs and PSUs. The performance-based awards are reported as the number of shares that become eligible for vesting or exercisable if performance is at target level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported based on the degree to which the performance goals are achieved. PSUs granted in 2023 with a performance period of 2023-2025 were forfeited as of December 31, 2025, and are excluded from this amount.

(2)      RSUs and PSUs are exercised for no consideration.

(3)      This amount is comprised of securities available for issuance under the 2020 Plan.

Pay versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information between executive compensation actually paid and the Company’s financial performance. Compensation Actually Paid (“CAP”) is calculated in accordance with Item 402(v) and does not represent compensation actually earned, paid, or realized by the NEOs during a covered year. The following table shows the relationship between CAP to our NEOs and certain performance measures for the last four years. The Company’s performance measures included in this table are cumulative total shareholder return (“TSR”), net income, and adjusted book value per share.

Year	SCT Total Compensation for Daggett(1) ($)	Compensation Actually Paid to Daggett(3) ($)	SCT Total Compensation for Launer(1) ($)	Compensation Actually Paid to Launer(3) ($)	SCT Total Compensation for Alexander(1) ($)	Compensation Actually Paid to Alexander(3) ($)	Average SCT Total Compensation for Other NEOs(2) ($)	Average Compensation Actually Paid to Other NEOs(3) ($)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income (Loss)(5) ($000’s)	Adjusted Book Value Per Share(6) ($)
									Cumulative TSR ($)	Peer Group Cumulative TSR ($)
2025	3,926,153	2,666,766	712,516	756,637	—	—	822,969	797,927	81.00	221.66	(10,413)	12.12

2024	1,626,028	1,482,345	460,148	470,286	5,370,152	3,509,131	1,036,740	856,046	95.62	203.42	(6,060)	12.80

2023	—	—	—	—	2,397,889	2,164,336	730,182	678,341	79.11	152.29	(5,476)	13.25

2022	—	—	—	—	2,268,455	254,540	605,128	287,707	80.82	137.26	(53,096)	13.06

2021	—	—	—	—	2,270,551	2,892,067	546,238	536,225	115.16	119.57	8,416	14.98

____________

(1)      Mr. Alexander was the Company’s Chief Executive Officer until August 13, 2024. Ms. Launer was Interim Chief Executive Officer from August 18, 2024 through November 30, 2024. Mr. Daggett was appointed Chief Executive Officer effective December 1, 2024 and was terminated October 10, 2025. Ms. Launer began serving as Chief Executive Officer on October 10, 2025.

(2)      The Other NEOs included for 2025 are Messrs. Maki, Duncan and Elfstrand. The Other NEOs included for 2024 are Messrs. Duncan and Maki. The Other NEOs included for 2023 are Messrs. Daggett and Duncan. The Other NEOs included for 2022 are Messrs. Daggett, Duncan, and Milius. The Other NEOs included for 2021 are Messrs. Daggett, Doom, and Duncan.

(3)      The amounts reflected in the “Compensation Actually Paid” column are calculated by making certain adjustments to the total compensation reported in the “SCT Total Compensation” columns. These adjustments include changes in the fair value of equity awards of each year, arising from both fluctuations in the market value of the Company’s common stock and changes to the expected performance of PSUs. The Company does not offer any pension plans to its NEOs.

Name	2025 Daggett ($)	2025 Launer ($)	2025 Other NEOs ($)
CEO:
Total Compensation as reported in SCT	3,926,153	712,516	822,969
Less: Fair value of equity awards granted during fiscal year	(675,788)	(187,493)	(165,864)
Add: Grant-date fair value of equity compensation granted in current year – value at year – end	—	239,400	154,284
Add/Subtract: Dividends or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise included in the total compensation for the covered fiscal year	—	—	—
Add/Subtract: Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year	—	—	(11,216)
Add/Subtract: Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year	(10,833)	(7,786)	(2,247)
Less: Fair value of awards forfeited in current fiscal year determined at end of prior fiscal year	(572,766)	—	(—)
Compensation Actually Paid to NEO	2,666,766	756,637	797,927

(4)      Total Shareholder Return is measured based on an assumed investment of $100 as of December 31, 2020 in both the common stock of the Company and the peer group, and assumes reinvestment of dividends. The S&P Composite 1500 Property & Casualty Insurance Index has been selected as the peer group for this comparison.

(5)      The “Net Income” column reflects audited GAAP Net Income Attributable to NI Holdings, Inc. as reported in the Company’s Annual Report on Form 10-K.

(6)      The Company has elected to report “Adjusted Book Value Per Share” as its company-selected performance measure. Adjusted book value is determined by subtracting the impact of unrealized gains and losses on investments as well as the non-controlling interest from the Company’s total shareholders’ equity. The adjusted book value is divided by the outstanding shares of common stock at the end of the fiscal year to calculate the per share value.

The amounts reported as compensation actually paid to executives are dependent upon the fair value of the Company’s common stock as of December 31 each year and the estimated performance of the PSUs.

Compensation Actually Paid and Adjusted Book Value Per Share

The following graphs depict the relationship between adjusted book value per share and compensation actually paid to the Company’s Chief Executive Officer and other NEOs, respectively.

Compensation Actually Paid and Net Income

The following graphs depict the relationship between net income and compensation actually paid to the Company’s Chief Executive Officer and other NEOs, respectively.

Compensation Actually Paid and Relative TSR

The following graphs depict the relationship between total shareholder return and compensation actually paid to the Company’s Chief Executive Officer and other NEOs, respectively. A comparison of the Company’s TSR and Peer Group TSR is also provided. TSR is displayed assuming an investment of $100 as of December 31, 2020 in the common stock of both the Company and the peer group, and assumes reinvestment of dividends.

Financial Performance Measures

The three performance measures listed below represent an unranked list of the “most important” performance measures that the Company used to align compensation actually paid to the NEOs for 2025 and company performance. The use of these measures is described in the Compensation Discussion & Analysis above (or in the case of return in equity, in prior years for currently outstanding PSUs) as part of the Short-Term Incentive Plan and the Stock-Based Incentive Plan:

Performance Measures
GAAP-based adjusted book value per share
GAAP-based adjusted return on equity
Statutory-basis combined ratio of the Company’s insurance operations

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Nodak Mutual Insurance Company was organized by the North Dakota Farm Bureau to provide insurance protection for its members. We have a royalty agreement with the North Dakota Farm Bureau that recognizes the use of their trademark and provides royalties to them based on the premiums written on Nodak Insurance Company’s insurance policies. Royalties paid to the North Dakota Farm Bureau were $1,687,000 and $1,662,000 for the years ended December 31, 2025 and 2024, respectively. Mr. Missling serves as Executive Vice President of the North Dakota Farm Bureau.

Except for the transactions described above, since January 1, 2025, we have not engaged in any transactions with, loaned money to or incurred any indebtedness to, or otherwise proposed to engage in transactions with, loan money to or incur any indebtedness to, any related person, promoter or control person in an amount that in the aggregate exceeds $120,000.

We maintain a written policy which discourages our officers and directors from having a financial interest in any transaction between NI Holdings, Inc. or any of its subsidiaries and a third party. When we engage in transactions involving our officers, directors, or employees, their immediate family members, or affiliates of these parties, our officers, directors, and employees are required to give notice to us of their interest in such a transaction and refrain from participating in material negotiations or decisions with respect to that transaction.

Directors with an interest in such a transaction are expected to disqualify themselves from any vote by the Board regarding the transaction.

When considering whether we should engage in a transaction in which our officers, directors, or employees, their immediate family members, or affiliates of these parties, may have a financial interest, our Board considers the following factors:

•        whether the transaction is fair and reasonable to us;

•        the business reasons for the transaction;

•        whether the transaction would impair the independence of a director;

•        whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the officer, director, or employee, the nature of their interest in the transaction and the ongoing nature of the transaction; and

•        whether the transaction is material, taking into account the significance of the transaction in light of all the circumstances.

PARENT COMPANY RELATIONSHIP

Nodak Mutual Group, Inc. owns approximately 61% of NI Holdings, Inc. Nodak Mutual Group, Inc. is organized as a mutual company. The policyholders of Nodak Insurance Company are the members of Nodak Mutual Group, Inc. and elect the members of the Board of Directors of Nodak Mutual Group, Inc. Messrs. Aasmundstad, Devlin, Espegard, and Launer are four of the members of the Board of Directors of Nodak Mutual Group, Inc. Ms. Launer serves as the President and Chief Executive Officer, Mr. Maki serves as the Executive Vice President, Treasurer and Chief Financial Officer and Mr. Elfstrand serves as the Secretary of Nodak Mutual Group, Inc. The directors and officers of Nodak Mutual Group, Inc. disclaim the beneficial ownership of any shares held by Nodak Mutual Group, Inc.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock outstanding as of the Record Date by:

•        each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;

•        each of our directors and director nominees;

•        each of our NEOs; and

•        all of our current directors and executive officers as a group.

The percentage ownership information is based on 20,520,573 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o NI Holdings, Inc., 1101 First Avenue North, Fargo, ND 58102.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater shareholders:
Nodak Mutual Group, Inc.(1)	12,650,000	61.65%
M3 Partners, L.P.(2) 2070 E 2100 S, Suite 250 Salt Lake City, UT 84109	1,336,330	6.51%

Directors, Nominees, and Named Executive Officers:
Cindy L. Launer(3)	20,724	*
Matthew J. Maki	16,984	*
Douglas A. Duncan	—	*
Kevin D. Elfstrand	7,346	*
Seth C. Daggett	13,574	*
Eric K. Aasmundstad(4)	36,138	*
William R. Devlin(5)	31,724	*
Duaine C. Espegard(6)	36,724	*
Dana Kaldor	5,572	*
Prakash Mathew(7)	11,124	*
Jeffrey R. Missling(8)	27,724	*
Dave Stende(9)	3,924	*
Callie Thomas	—	*
All executive officers and directors as a group (13 persons)(10)	211,558	1.03%

____________

*        Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)      For additional information about Nodak Mutual Group, Inc., see the “Parent Relationship” section above.

(2)      The information regarding the number of shares beneficially owned or deemed to be beneficially owned by M3 Partners, L.P. is based solely on a Schedule 13G/A filed with the SEC on February 12, 2025. M3 Partners, L.P. disclaims beneficial ownership of these shares except to the extent of its pecuniary interest therein.

(3)      The number of shares beneficially owned includes 16,800 RSUs the receipt of which are deferred to separation of service and 3,924 RSUs that vest within 60 days of March 31, 2026, but receipt of those shares will be deferred to separation of service.

(4)      The number of shares beneficially owned includes 8,700 RSUs the receipt of which are deferred to separation of service and 3,924 RSUs that vest within 60 days of March 31, 2026, but receipt of those shares will be deferred to separation of service.

(5)      The number of shares beneficially owned includes 1,500 RSUs the receipt of which are deferred to separation of service and 3,924 RSUs that vest within 60 days of March 31, 2026.

(6)      The number of shares beneficially owned includes 11,100 RSUs the receipt of which are deferred to separation of service and 3,924 RSUs that vest within 60 days of March 31, 2026.

(7)      The number of shares beneficially owned includes 3,400 RSUs the receipt of which are deferred to separation of service and 3,924 RSUs that vest within 60 days of March 31, 2026, but receipt of those shares will be deferred to separation of service.

(8)      The number of shares beneficially owned includes 1,500 RSUs the receipt of which are deferred to separation of service and 3,924 RSUs that vest within 60 days of March 31, 2026.

(9)      The number of shares beneficially owned includes 3,924 RSUs that vest within 60 days of March 31, 2026.

(10)    Includes an aggregate of 70,468 RSUs.

GENERAL INFORMATION ABOUT THE MEETING

The following questions and answers present important information pertaining to the 2026 Annual Meeting:

Why am I receiving these materials?

The Board is soliciting proxies for the 2026 Annual Meeting. The Notice of Internet Availability of Proxy Materials was mailed on or about April 8, 2026 to shareholders as of the Record Date. Internet availability is provided for a proxy card, this Proxy Statement, and our 2025 Annual Report.

Why are we holding the 2026 Annual Meeting?

As a matter of good corporate practice, and in compliance with applicable corporate law and the Nasdaq Listing Rules, we hold a meeting of shareholders annually. This year’s meeting will be held on May 19, 2026. There will be at least three items of business that must be voted on by our shareholders at the 2026 Annual Meeting, and our Board is seeking your proxy to vote on these items. This Proxy Statement contains important information about us and the matters that will be voted on at the 2026 Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Where and when is the 2026 Annual Meeting?

We will hold the 2026 Annual Meeting on May 19, 2026 at 10:00 a.m., Central Daylight Time, at the Radisson Blu Hotel, 201 5th Street N, Fargo, ND 58102.

From the East on I-94:    Take EXIT 1A toward Moorhead onto US-75 (S 8th Street). Go for 2.0 miles. Turn left onto Main Avenue. Go for 0.6 miles. At the traffic circle, take the first exit onto 2nd Street N. Go for 0.2 miles. Turn left onto 1st Avenue N. Go for 0.2 miles. Take a right turn onto 5th Street N. Go one block, and the Radisson Blu Hotel will be on the right.

From the North on I-29:    Take EXIT 65 toward US-10 E/Main Ave/Downtown Fargo. Turn left onto Main Ave toward US-10 E/Main Ave/Downtown Fargo. Go for 2.6 miles. Turn left onto Broadway N. Go for 0.3 miles. Turn right onto 2nd Avenue N. Go one block and turn left onto 5th Street North. The Radisson Blu Hotel will be on the right.

From the South on I-29:    Take EXIT 65 toward US-10 E/Main Ave/Downtown Fargo. Turn right onto Main Ave toward US-10 E/Main Ave/Downtown Fargo. Go for 2.4 miles. Turn left onto Broadway N. Go for 0.3 miles. Turn right onto 2nd Avenue N. Go one block and turn left onto 5th Street North. The Radisson Blu Hotel will be on the right.

From the West on I-94:    Take EXIT 351 toward University Drive/Downtown onto US-81-BR N. Go for 1.3 miles. Turn right onto 13th Ave S. Take the 2nd left turn onto 10th Street S. Go for 1.1 miles. Turn right onto 2nd Ave N. Go for 0.4 miles. Take a left turn onto 5th Street N. The Radisson Blu Hotel will be on the right.

Directions to our Annual Meeting may also be obtained by calling the Radisson Blu Hotel 1-701-232-7363.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2025 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which is being mailed to our shareholders on or about April 8, 2026, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

What am I being asked to vote on at the 2026 Annual Meeting?

We are asking our shareholders to consider the following proposals:

•        The election of eight directors, to serve until our annual meeting to be held in 2027 or until their respective successors are duly elected and qualified;

•        The ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;

•        The approval of an advisory resolution to approve the compensation of our named executive officers; and

•        Any other business properly introduced at the 2026 Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•        “FOR” the election of all director nominees, to serve until our annual meeting to be held in 2027 or until their respective successors are duly elected and qualified;

•        “FOR” the ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and

•        “FOR” the approval of an advisory resolution to approve the compensation of our named executive officers.

How many votes do I have?

You have and may cast one vote for each share of common stock of the Company that you owned at the close of business on the Record Date.

These shares include:

•        Shares registered directly in your name with Computershare Trust Company, N.A. (“Computershare”), our transfer agent, for which you are considered the “shareholder of record”; and

•        Shares held for you as the beneficial owner through a broker, bank, or other nominee.

As of the close of business on the Record Date, the Company had 20,520,573 shares of common stock issued and outstanding, and entitled to vote upon each matter considered at the 2026 Annual Meeting. Beginning two days after notice of our 2026 Annual Meeting is given, a list of shareholders eligible to vote at the 2026 Annual Meeting will be available for inspection at our principal office at any time up to the 2026 Annual Meeting. If you would like to inspect the list, please call our Corporate Secretary at (701) 298-4200 to arrange a visit to our office.

What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with Computershare, you are considered the “shareholder of record” with respect to those shares. We have sent the Notice for the 2026 Annual Meeting directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote yourself at the 2026 Annual Meeting. Throughout this Proxy Statement, we refer to shareholders who hold their shares directly with Computershare as “shareholders of record” or “Registered Holders.”

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank, or other nominee who is considered the shareholder of record with respect to those shares has forwarded proxy materials for the 2026 Annual Meeting to you. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares. Beneficial owners are also invited to attend the 2026 Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares of common stock yourself at the 2026 Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. Throughout this Proxy Statement, we refer to shareholders who hold their shares through a broker, bank, or other nominee as “street name shareholders” or “Beneficial Holders.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of common stock you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the 2026 Annual Meeting to cast your vote. These officers are Cindy L. Launer, our President and Chief Executive Officer, and Matthew J. Maki, our Executive Vice President, Chief Financial Officer and Treasurer. Whether or not you expect to attend the 2026 Annual Meeting, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be counted towards a quorum and voted.

How can I attend the 2026 Annual Meeting with the ability to ask a question and/or vote?

The 2026 Annual Meeting will be in person. You are entitled to participate in the 2026 Annual Meeting only if you were a Registered Holder as of the close of business on the Record Date, or if you hold a valid legal proxy for the 2026 Annual Meeting if you are a Beneficial Holder.

How do I vote?

General

You can vote by proxy or in person. For specific methods of voting available to you, see below.

If you submit your proxy using any of the methods below, Cindy L. Launer or Matthew J. Maki will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director, and for or against any other proposals properly introduced at the 2026 Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of the Board, or if you vote by mail, sign your proxy card and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director, “FOR” the ratification of the appointment of our independent registered public accounting firm, and “FOR” the advisory resolution to approve the compensation of our named executive officers.

If any other matter is presented, your proxy will authorize Cindy L. Launer or Matthew J. Maki to vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters to be considered at the 2026 Annual Meeting other than the three proposals referenced in this Proxy Statement.

Voting Methods for Shareholders of Record

If you are a shareholder of record, you may vote by one of the following methods:

•        By Internet:    you may vote over the Internet at www.investorvote.com/NODK by following the instructions on the proxy card. Internet voting facilities will be available 24 hours a day.

•        By Telephone:    you may vote by touch-tone telephone by calling 1-800-652-8683. Telephone voting facilities will be available 24 hours a day.

•        By Mail:    you may authorize your proxy by completing, signing, and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.

•        In Person:    you may attend the 2026 Annual Meeting and vote in person by completing a ballot; however, attending the 2026 Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your proxy card to the 2026 Annual Meeting.

Voting Methods for Beneficial Holders

If you are a Beneficial Holder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Beneficial Holders should generally be able to vote by returning an instruction card, by telephone, or via the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee.

As discussed above, if you are a Beneficial Holder, you may not vote your shares yourself at the 2026 Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the 2026 Annual Meeting by:

•        entering a new vote by Internet or by telephone;

•        returning a later-dated proxy card;

•        notifying the Corporate Secretary of the Company, in writing, at NI Holdings, Inc., Attn: Corporate Secretary, 1101 First Avenue North, Fargo, North Dakota 58102; or

•        completing a written ballot at the 2026 Annual Meeting in person.

If you are a Beneficial Holder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.

What is a quorum?

A quorum of shareholders is necessary to hold a valid meeting. The presence in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative, of the shareholders holding in aggregate not less than a simple majority of our issued and outstanding shares of common stock entitled to vote constitutes a quorum.

Your shares of common stock will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote at the 2026 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum present within half an hour of the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time, and place as the Board may determine.

Will my shares be voted if I do not return my proxy?

If your shares are registered in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy card by mail or by ballot at the 2026 Annual Meeting.

If your shares are held in “street name”, your brokerage firm may under certain circumstances vote your shares if you do not timely return your voting instructions. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Proposals 1 and 3 are considered non-discretionary matters. If you do not instruct your brokerage firm how to vote with respect to such proposals, your brokerage firm may not vote with respect to such proposals and those shares that would have otherwise been entitled to be voted will be treated as “broker non-votes”. Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter. With respect to proposals 1 and 3, broker non-votes, because they are not voted affirmatively or negatively, will not be counted for purposes of determining whether this proposal has been approved and will not have the effect of negative votes.

Proposal 2, ratification of the selection of our independent registered public accounting firm, is considered a discretionary matter, and your brokerage firm will be able to vote on this proposal even if it does not timely receive instructions from you, so long as it holds your shares in its name. We encourage you to timely provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the 2026 Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them. Because Proposal 2 is a discretionary matter, there will not be any broker non-votes.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding our shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: Proposal 2. Your broker will not have discretion to vote on Proposal 1 and Proposal 3, which are “non-routine” matters, absent direction from you.

How are shares held in the Employee Stock Ownership Plan voted?

If you own shares through the NI Holdings, Inc. Employee Stock Ownership Plan (the “ESOP”), your proxy will serve as voting instructions for your shares held in that plan. The administrator of the ESOP will vote your shares as you direct. If a proxy is not returned for shares held in the ESOP, the administrator will not vote those shares.

What vote is required to approve each proposal?

Proposal 1

Subject to the paragraph below, our directors are elected by a plurality of the votes cast, which means the eight nominees receiving the highest number of affirmative votes will be elected. As a result, any shares not voted “for” a particular nominee (whether as a result of shareholder withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Pursuant to our Bylaws, any nominee for director in an uncontested election who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote. The Nominating and Corporate Governance Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board on whether to accept or reject the offer. The Board shall act on the recommendation of the Nominating and Corporate Governance Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Proposal 2

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of shares present at the meeting and entitled to vote on the proposal.

A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum for the 2026 Annual Meeting. Since abstentions will not be votes cast “FOR” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against this matter. Because Proposal 2 is a discretionary matter, we do not expect there to be any broker non-votes with Proposal 2.

Although shareholder approval of our Audit Committee’s selection of Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 is not required, we believe that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved at the 2026 Annual Meeting, the Audit Committee will reconsider its selection of Forvis Mazars, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Proposal 3

The approval of an advisory resolution to approve the compensation of our NEOs requires the affirmative vote of a majority of the voting power of shares present at the meeting and entitled to vote on the proposal. Because this proposal is advisory, the outcome of the vote will not be binding on our Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding our executive compensation program. Broker non-votes will not be considered entitled to vote on this proposal and therefore will not affect the outcome of Proposal 3, but abstentions will have the same effect as a vote against the proposal.

Who will count the vote?

Our inspector of elections, Computershare, will tabulate the votes cast by proxy and directly at the 2026 Annual Meeting.

Do the directors and officers of the Company have an interest in the outcome of the matters to be voted on?

Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on.

How many shares do the directors and officers of the Company beneficially own, and how do they plan to vote their shares?

Directors and executive officers, who individually, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of less than 1% of our outstanding common stock, are expected to vote, or direct the voting of their shares, for each director nominee identified in Proposal 1, and in favor of each of Proposal 2 and 3. Nodak Mutual Group, Inc. owns approximately 61% of our outstanding shares of common stock.

Where can I find the voting results?

The Company will announce preliminary voting results at the 2026 Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K filed with the SEC within four business days of the 2026 Annual Meeting.

Who pays for proxy solicitation?

We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes from shareholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Who can attend the 2026 Annual Meeting?

All shareholders as of the Record Date are invited to attend the 2026 Annual Meeting.

Who is your independent registered public accounting firm, and will they be represented at the 2026 Annual Meeting?

Forvis Mazars, LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2025 and audited our consolidated financial statements and expressed an opinion on the effectiveness of internal control over financial reporting based upon the criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organization of the Treadway Commission, for such fiscal year. Forvis Mazars, LLP has been selected by the Audit Committee to serve in the same role and to provide the same services for the fiscal year ending December 31, 2026. We expect that a representative of Forvis Mazars, LLP will be present at the 2026 Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

How do I obtain a copy of the 2025 Annual Report?

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 that we filed with the SEC, we will send you one without charge. Please write to:

NI Holdings, Inc.
1101 First Avenue North
Fargo, ND 58102
Attn: Investor Relations

All of our SEC filings are also available free of charge under the heading “SEC Filings” in the “Financial Information” section of our website at www.niholdingsinc.com.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE
2027 ANNUAL MEETING OF SHAREHOLDERS

Shareholders may present proposals for action at a future meeting if they comply with SEC rules, state law, and our Bylaws.

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the proxy statement for our 2027 Annual Meeting of Shareholders. In accordance with Rule 14a-8(b)(2), shareholder proposals, along with proof of ownership, must be received by us not later than December 9, 2026, which is 120 calendar days prior to the anniversary date of when the proxy statement was released to shareholders in connection with the 2026 Annual Meeting, or a reasonable time before the registrant begins to print and mail its proxy materials if the date of the annual meeting changes by more than 30 days from the date of the previous year’s annual meeting. Shareholders are also advised to review our Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations. In addition, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

Our Bylaws provide that nominations for election to the Board may be made by any shareholder of any outstanding class of capital stock of the Company entitled to vote for the election of directors. Shareholder nominations must be made in writing and must be delivered or mailed by first class United States mail, postage prepaid, to the chairperson of the Board not less than 90 days nor more than 120 days prior to any meeting of shareholders called for the election of directors. Each notice of nomination made by a shareholder must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Company that are beneficially owned by each such nominee, and (iv) any other information with respect to such nominee required to be included in a proxy statement soliciting proxies for the election of directors under the rules and regulations of the SEC. The chairperson of the meeting may, if the facts warrant, determine and declare that a nomination was not made in accordance with the foregoing procedure, and such nomination shall be disregarded.

Our Bylaws also provide that matters to be placed on the agenda for consideration at annual meetings of shareholders may be proposed by the Board or by any shareholder entitled to vote for the election of directors. Matters proposed for the annual meeting agenda by shareholders entitled to vote for election of directors shall be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than 90 days nor more than 150 days prior to any annual meeting of shareholders; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, a shareholder’s written notice of a proposed matter shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the 7th day following the day on which notice of the meeting was mailed to shareholders. Each notice given by a shareholder shall set forth a brief description of the business desired to be brought before the annual meeting. The chairperson of the meeting may, if the facts warrant, determine and declare that a proposed matter was not made in accordance with the foregoing procedure, and such matter shall be disregarded.

We expect the regular annual meeting of shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting, to be held at 10:00 a.m. on the fourth Tuesday of May each year, or another date as determined by the Board. For 2027, this will be Tuesday, May 25. To be eligible for inclusion in the proxy statement for the 2027 Annual Meeting, shareholder nominations must be delivered to the chairperson no earlier than January 25, 2027, and no later than February 24, 2027. Business matters to be placed on the agenda must be delivered to the chairperson no earlier than December 26, 2026, and no later than February 24, 2027.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2027 Annual Meeting of Shareholders. Shareholders are advised to review our Bylaws which also specify requirements as to the form and content of a shareholder’s notice.

Any proposals, notices, or information about proposed director candidates should be sent to:

NI Holdings, Inc.
1101 First Avenue North
Fargo, ND 58102
Attention: Corporate Secretary

ANNUAL REPORT

This Proxy Statement is accompanied by our 2025 Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The 2025 Annual Report includes our audited consolidated financial statements. We have filed the 2025 Annual Report with the SEC, and it is available free of charge at the SEC’s website at http://www.sec.gov and on our website at www.niholdingsinc.com. In addition, upon written request to the Company’s Corporate Secretary at 1101 First Avenue North, Fargo, ND 58102, we will mail a paper copy of our 2025 Annual Report, including the consolidated financial statements, to you free of charge.

OTHER BUSINESS

We do not know of any business that will be presented for consideration or action by the shareholders at the 2026 Annual Meeting other than that described in this Proxy Statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign, and return the proxy card.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted online or by phone must be received by 1:00 A.M., Central Daylight Time, on May 19, 2026 Online Go to www.investorvote.com/NODK or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/NODK Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote A FOR all nominees, and FOR Proposals 2 and 3. Election of Directors: 01 - Eric K. Aasmundstad 02 - Cindy L. Launer 03 - William R. Devlin 04 - Prakash Mathew 05 - Jeffrey R. Missling 06 - Dave Stende 07 - Dana Kaldor 08 - Callie Thomas For Withhold 2. Ratification of Appointment of Forvis Mazars, LLP as independent registered accounting firm for the fiscal year ending December 31, 2026. For Against Abstain 3. Advisory Vote to Approve the Compensation of our Named Executive Officers. For Against Abstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Be-low Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature with-in the box. 1 U P X 049ULB

May 19, 2026 at 10:00 A.M. Central Daylight Time Radisson Blu 201 5th St N Fargo, ND 58102 To attend and vote at the annual meeting in person, you must bring proof of identification and your proxy card. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/NODK IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — NI Holdings, Inc. Notice of 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 19, 2026 Cindy L. Launer and Matthew J. Maki, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of NI Holdings, Inc. to be held on May 19, 2026 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) C Non-Voting Items Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. Comments — Please print your comments below.